                                  TABLE OF CONTENTS

                                  ALLIANCE AGREEMENT

                                       BETWEEN

                            BAXTER HEALTHCARE CORPORATION

                                         AND

                                   STERICYCLE, INC.

Section         Title                                                       Page
- -------         -----                                                       ----

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.   PURPOSES OF ALLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.1.   Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.2.   Matters Outside of the Alliance. . . . . . . . . . . . . . . . .   2
     2.3.   No Partnership . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.   THE COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     3.1.   Composition of the Committee . . . . . . . . . . . . . . . . . .   3
     3.2.   Duties of the Committee. . . . . . . . . . . . . . . . . . . . .   3
     3.3.   Meetings; Action by the Committee. . . . . . . . . . . . . . . .   3

4.   ALLIANCE RESEARCH AND DEVELOPMENT PROGRAM . . . . . . . . . . . . . . .   4
     4.1.   Scope of Program . . . . . . . . . . . . . . . . . . . . . . . .   4
     4.2.   Stericycle's Efforts . . . . . . . . . . . . . . . . . . . . . .   4
     4.3.   Stericycle Ideas for Alliance Research and Development . . . . .   4
     4.4.   Funding; Accounting. . . . . . . . . . . . . . . . . . . . . . .   4
     4.5.   Additional Research and Development Funding. . . . . . . . . . .   5
     4.6.   Baxter Rights With Respect to the Alliance Technology. . . . . .   5
     4.7.   Protection of the Alliance Technology. . . . . . . . . . . . . .   7

5.   DISPOSAL SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     5.1.   Baxter Not Engaged in Collection, Transportation, Treatment
            or Disposal Services . . . . . . . . . . . . . . . . . . . . . .   8
     5.2.   Stericycle Exclusivity . . . . . . . . . . . . . . . . . . . . .   8
     5.3.   Baxter Exclusivity; Exceptions . . . . . . . . . . . . . . . . .   9
     5.4.   Pricing of the Disposal Services; Billing. . . . . . . . . . . .   9
     5.5.   Stericycle's Relationship with Baxter's PBDS Customers . . . . .  10
     5.6    Marketing Support. . . . . . . . . . . . . . . . . . . . . . . .  10

Section         Title                                                       Page
- -------         -----                                                       ----

6.   RECYCLING SERVICES. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     6.1.   Services; Maximize Recycling . . . . . . . . . . . . . . . . . .  11
     6.2.   Exclusivity; Exceptions. . . . . . . . . . . . . . . . . . . . .  11
     6.3.   Pricing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     6.4.   Specifications . . . . . . . . . . . . . . . . . . . . . . . . .  11
     6.5.   Terms of Sale. . . . . . . . . . . . . . . . . . . . . . . . . .  11

7.   TERM; TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     7.1.   Initial Term; Renewal Term;. . . . . . . . . . . . . . . . . . .  12
     7.2.   Termination by Mutual Agreement. . . . . . . . . . . . . . . . .  12
     7.3.   Termination by Either Party. . . . . . . . . . . . . . . . . . .  12
     7.4.   Termination by Baxter. . . . . . . . . . . . . . . . . . . . . .  12
     7.5.   Termination by Stericycle. . . . . . . . . . . . . . . . . . . .  13
     7.6.   Consequences of Early Termination. . . . . . . . . . . . . . . .  14
     7.7. Post-Termination Forfeiture of Rights to Alliance Technology; Post-Termination Special Redemption Rights and Call Rights . . . 15
     7.8.   Post-Termination Cooperation . . . . . . . . . . . . . . . . . .  15

8.   INDEMNITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.1.   Stericycle Disposal Services Indemnity . . . . . . . . . . . . .  16
     8.2.   Mutual Indemnity . . . . . . . . . . . . . . . . . . . . . . . .  17
     8.3.   Indemnity Procedures . . . . . . . . . . . . . . . . . . . . . .  18

9.   OTHER COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . . . .  20
     9.1.   Non-U.S. Areas . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.2.   Compliance with Laws; Permits. . . . . . . . . . . . . . . . . .  22
     9.3.   Periodic Environmental and Employee Health and Safety Reviews. .  23
     9.4.   No Releases of Contaminants. . . . . . . . . . . . . . . . . . .  23
     9.5.   No Use of Baxter's Name on Permits . . . . . . . . . . . . . . .  23
     9.6.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     9.7.   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .  25
     9.8.   Use of Trademarks, Etc . . . . . . . . . . . . . . . . . . . . .  25
     9.9.   Assignments of Intellectual Property Rights. . . . . . . . . . .  25
     9.10.  Financial Records. . . . . . . . . . . . . . . . . . . . . . . .  25
     9.11.  Subcontractors . . . . . . . . . . . . . . . . . . . . . . . . .  26
     9.12.  Access to Stericycle's Facilities; . . . . . . . . . . . . . . .  26
     9.13.  Notice of Certain Events . . . . . . . . . . . . . . . . . . . .  26
     9.14.  No Infringement. . . . . . . . . . . . . . . . . . . . . . . . .  27
     9.15.  SAGE Acknowledgment. . . . . . . . . . . . . . . . . . . . . . .  27
     9.16.  License Agreement. . . . . . . . . . . . . . . . . . . . . . . .  27

10.  REPRESENTATION AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .  27
     10.1. Stericycle's Representations. . . . . . . . . . . . . . . . . . .  27
     10.2. Baxter's Representations. . . . . . . . . . . . . . . . . . . . .  31

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                            TABLE OF CONTENTS (CONTINUED)

Section         Title                                                       Page
- -------         -----                                                       ----

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     11.1.  Assignment; Third Party Beneficiaries. . . . . . . . . . . . . .  32
     11.2.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  32
     11.3.  Amendment .. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     11.4.  Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . .  32
     11.5.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     11.6.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     11.7.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     11.8.  Governing Law; Consent to Jurisdiction and Venue . . . . . . . .  34
     11.9.  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     11.10. Waivers and Consents . . . . . . . . . . . . . . . . . . . . . .  34
     11.11. Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . .  35
     11.12. Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.13. Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.14. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                            LIST OF EXHIBITS TO AGREEMENT

                                              Title or
Exhibit                                     Subject Matter
- -------                                     --------------

   A                               DEFINITIONS

   B                               RECYCLED MATERIALS PRICING EXAMPLE

   C                               FORM OF LICENSE AGREEMENT

                            LIST OF SCHEDULES TO AGREEMENT

                                              Title or
Exhibit                                     Subject Matter
- -------                                     --------------

   4.7                             Permitted Liens

  10.1(f)                          Consents, Etc.

  10.1(g)                          Lawsuits, Etc.

  10.1(h)                          violation of Law

  10.1(k)                          Intellectual Property

  A-2                              Baxter Competitors

  A-5                              Stericycle Competitors

                                  ALLIANCE AGREEMENT

     This Agreement, made and entered into as of the ____ day of October, 1993 by and between BAXTER HEALTHCARE CORPORATION, a Delaware corporation ("Baxter"), and STERICYCLE, INC., a Delaware corporation ("Stericycle");


                                     WITNESSETH:

     WHEREAS, Baxter, through its Convertors/Custom Sterile Pharmaseal Surgical Division (the "Division"), sells and distributes disposable products including drapes, gowns and custom procedure packs for use in medical and surgical procedures;

     WHEREAS, Baxter and its customers are concerned about the handling, management, collection, transportation, treatment and disposal of Infectious Medical Waste and Baxter and its customers are seeking solutions for the disposal of Infectious Medical Waste in a manner which minimizes the impact on the environment, and in particular have an interest in recycling as an alternative to current Infectious Medical Waste disposal practices;

     WHEREAS, the Division intends to offer a product system that allows customers to choose to have a third party provide for the collection, transportation, treatment and disposal of Infectious Medical Waste in connection with such product system;

     WHEREAS, Baxter desires to increase the amount of Baxter Products in the Waste Stream that are recycled for use in other Baxter Products;

     WHEREAS, Stericycle is engaged in the business of collecting, transporting, treating and disposing of Infectious Medical Waste and has developed a process for the treatment of Infectious Medical Waste to eliminate infectious substances and then to convert a portion of the resultant product into recyclable materials;

     WHEREAS, in particular, Stericycle has certain expertise in, and has developed certain technology with respect to, certain recycling processes with respect to polypropylene found in the Waste Stream;

     WHEREAS, Stericycle desires to increase the utilization of its facilities; and

     WHEREAS, contemporaneously with the execution of this Agreement, Baxter has made an $8,000,000 equity investment in Stericycle and Stericycle has issued 70,000 shares of its Class E Preferred Stock to Baxter (together with any Common Stock into which such Preferred Stock may be converted, the "Stericycle Shares").

     NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Baxter and Stericycle hereby agree as follows:


SECTION 1.  DEFINITIONS.

     Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings specified in EXHIBIT A hereto.


SECTION 2.  PURPOSES OF ALLIANCE.

     2.1. PURPOSES. Subject to the terms of this Agreement, Baxter and Stericycle hereby establish an alliance (the "Alliance") for the following purposes:

     (a) To successfully develop an environmentally conscious alternative for the disposal of single-use medical products;

     (b) To allow Baxter customers to choose collection, transportation, treatment and disposal services with respect to Infectious Medical Waste in connection with the PBDS;

     (c) To increase the amount of Baxter Products that are reduced to recyclable materials and recycled (especially for use in other Baxter Products); and

     (d) To increase the amount of recycled materials that are used in Baxter Products.

     2.2. MATTERS OUTSIDE OF THE ALLIANCE. Baxter hereby reserves the right to determine in its sole discretion (a) where and how to market the PBDS, (b) the products and services to be included in, or offered to customers in connection with, the PBDS, and (c) the Baxter Products in which to use recycled materials.

     2.3. NO PARTNERSHIP. This Agreement is not intended to, and shall not and shall not be deemed to, create a partnership, joint venture or an agency relationship between Baxter and Stericycle. Neither Baxter nor Stericycle shall have any power or authority to make any warranty, representation or agreement on behalf of the other party or to bind the other party contractually or otherwise or represent to any third party that it has any such power or authority (by reason of a partnership, joint venture or an agency relationship or otherwise). Baxter and Stericycle shall each be responsible for the compensation and payment of its own employees, independent contractors and suppliers and the satisfaction of its other obligations (including taxes). Neither Baxter nor Stericycle shall have any liability for the acts or omissions of the other party. Each party is an independent contractor VIS-A-VIS the other party.

SECTION 3. THE COMMITTEE.

     3.1. COMPOSITION OF THE COMMITTEE. A committee (the "Committee") consisting of two members representing the Division and two members representing Stericycle is hereby established to oversee the Alliance.

     3.2.   DUTIES OF THE COMMITTEE.  The Committee shall:

     (a) Monitor the implementation of the Alliance and provide general direction to the Alliance in a manner consistent with this Agreement;

     (b)    Direct the Alliance Research and Development Program as follows:

            1. Establish general project goals, timetables, specifications, work descriptions and budgets and the general direction of the Alliance Research and Development Program;

            2. Manage the expenditure (and the timing thereof) of the amounts held in the Alliance Research and Development Fund;

            3. Review the staffing of, and suggest appropriate staffing for, Alliance Research and Development Program projects; and

            4. Determine (and make recommendations to Baxter and Stericycle concerning) the additional funding requirements of the Alliance Research and Development Program;

     (c) Consult with Baxter concerning the marketing and advertising of the Disposal Services offered in connection with the PBDS;

     (d) Coordinate communications between Baxter and Stericycle concerning the Alliance;

     (e)    Promote the Alliance and its purposes within each organization;

     (f) Use its good faith efforts to resolve any disputes between Baxter and Stericycle arising under this Agreement or otherwise concerning the Alliance; and

     (g) Take such other actions and perform such other duties as are specified or contemplated by any other provision of this Agreement.

     3.3. MEETINGS; ACTION BY THE COMMITTEE. The Committee shall meet at least quarterly and otherwise as frequently as required to carry out its duties. Committee action may be taken either at a meeting or by written consent. Committee action shall be taken only by the unanimous vote or unanimous consent of the four members constituting the Committee. The Committee shall keep regular minutes of its proceedings and records of all actions taken by the Committee without holding a meeting.


SECTION 4.  ALLIANCE RESEARCH AND DEVELOPMENT PROGRAM.

     4.1. SCOPE OF PROGRAM. The research and development program to be undertaken by Stericycle at the direction of the Committee (and with Baxter's cooperation) in connection with the Alliance (the "Alliance Research and Development Program") shall be a targeted research and development program devoted specifically to modifying Stericycle's existing recycling technology to increase the amount of the Baxter Products in the Waste Stream that can be recycled into materials used in other Baxter Products.

     4.2. STERICYCLE'S EFFORTS. Stericycle shall use its reasonable good faith efforts to achieve the goals of the Alliance Research and Development Program in a timely manner and shall at all times assign appropriate personnel to the Alliance Research and Development Program. The Alliance Research and Development Program shall be Stericycle's primary recycling research and development effort during the first 12 months of the Alliance.

     4.3. STERICYCLE IDEAS FOR ALLIANCE RESEARCH AND DEVELOPMENT PROJECTS. Stericycle shall not undertake any research and development project concerning the use in medical or hospital products (including, without limitation, Baxter Products and products competitive with Baxter Products) of recycled materials generated from Infectious Medical Waste unless Stericycle first proposes such project to the Committee in writing. If the members of the Committee representing the Division decide not to pursue such project as part of the Alliance Research and Development Program (or do not take any action with respect to the proposal concerning such project within 120 days after it was first submitted in writing to the Committee), Stericycle may pursue and fund such project independently and any developments or inventions resulting from such project shall be Stericycle Technology; provided that the developments or inventions resulting from such project may not be used by Stericycle, or sold or licensed by Stericycle to third parties for use, in connection with any products competitive with any Baxter Products.

     4.4. FUNDING; ACCOUNTING. (a) Stericycle, at the direction of the Committee, shall devote at least $1,000,000 to the Alliance Research and Development Program. Such funds are intended to be expended during the first 18 months of the Alliance.

     (b) Stericycle shall maintain the $1,000,000 and any additional amounts (obtained from such sources as the Committee may from time to time determine) to be devoted to the Alliance

Research and Development Program (the "Alliance Research and Development Fund") in an interest-bearing account.

     (c) Funding for Alliance Research and Development Program projects shall be approved (together with a budget and forecasted payment schedule (the "Budget")) by the Committee on a project by project basis prior to the time a project is undertaken. Funds shall be released from the Alliance Research and Development Fund on an item by item basis for payment of items contemplated by the Budget at such time as the actual costs for such item become payable. Any expense which is incurred in connection with any Alliance Research and Development Program project and which is not contemplated by such project's Budget may not be paid from the Alliance Research and Development Fund unless and until it is approved by the Committee. All individual (or series of
related) capital expenditures in excess of [    *     ] (whether or not
contemplated by the Budget) shall be approved a second time by the Committee prior to payment from the Alliance Research and Development Fund.

     (d) Costs chargeable to the Alliance Research and Development Fund shall be the following direct costs attributable to Alliance Research and Development Program projects which have been approved by the Committee in accordance with
Section 4.4(c) of this Agreement:

            1. Documentable out-of-pocket costs as evidenced by invoices or receipts received from independent third parties, or, if not supported by such invoices or receipts, specifically approved in advance by the Committee; and

            2. Salary or allocated costs for Stericycle employees as approved in advance by the Committee.

     4.5. ADDITIONAL RESEARCH AND DEVELOPMENT FUNDING. Upon Stericycle's request made six or more months after the date hereof, Baxter shall consider (taking into account the progress of the Alliance Research and Development Program) providing additional funding to the Alliance Research and Development Program, which funding may be provided by way of an equity investment in Stericycle or otherwise.

     4.6. BAXTER RIGHTS WITH RESPECT TO THE ALLIANCE TECHNOLOGY. (a) In each instance, for a period of five years after any Alliance Technology becomes commercially viable or, if longer, the duration of the Alliance (the "Exclusivity Period"), Stericycle shall not (1) make any Alliance Technology available (by way of sale, license or otherwise) to any party (other than Baxter and its affiliates and its suppliers solely for use in Baxter Products) within the continental United States for use in connection with the production of raw materials to be incorporated into products competitive with any Baxter Products, or (2) except as permitted pursuant to Sections 6.2(a) (sales to SAGE) and 6.2(b) of this Agreement, sell


* Omitted; filed separately with the Commission any party (other than Baxter and its affiliates and its suppliers solely for use in Baxter Products) within the continental United States any recycled raw materials produced using the Alliance Technology for use in connection with products competitive with any Baxter Products.

     (b) If at any time during the duration of the Alliance, Stericycle is unable to satisfy Baxter's reasonable requirements for recycled raw materials for use in Baxter Products, at Baxter's request, Stericycle shall grant Baxter or other parties royalty-free, non-exclusive licenses to use the Alliance Technology for the sole purpose of producing recycled raw materials for use in Baxter Products.

     (c) If at any time (during or after the duration of the Alliance), Stericycle, in a manner permitted by this Agreement or otherwise with the consent of the Committee, (i) makes the Alliance Technology available (by way of sale, license or otherwise) to any party (other than Baxter and its affiliates and its suppliers) within the continental United States (whether or not for use in connection with the production of raw materials to be incorporated into products which are competitive with Baxter Products), or (ii) sells (including sales pursuant to Sections 6.2(a) (sales to SAGE) and 6.2(b) of this Agreement) any party (other than Baxter and its affiliates and its suppliers) within the continental United States any recycled raw materials produced using the Alliance Technology (whether or not for use in connection with products which are competitive with Baxter Products), Baxter and Stericycle shall share the resulting revenues as follows:

            1. In the case of any sale or licensing of Alliance Technology, Baxter and Stericycle shall share the gross proceeds of such sale (net of the reasonable transaction expenses relate to such sale) or the gross
     licensing income on a [      *       ]; and

            2. In the case of any sale of any recycled raw materials produced using the Alliance Technology, Stericycle shall pay Baxter a
     royalty equal to [        *         ] of Stericycle's gross revenues from
     such sale.

     (d) Upon the conclusion of the Exclusivity Period, Stericycle shall grant Baxter a License, subject to the forfeiture provisions of section 7.7(a) of this Agreement.

     (e) After the conclusion of the Exclusivity Period, except with respect to prior sales or licenses of Alliance Technology and sales of recycled raw materials produced using Alliance Technology (and outstanding commitments therefor) made in accordance with and not in violation of this Agreement, Stericycle shall not (i) make any Alliance Technology available (by way of sale, license or otherwise) to any party (other than Baxter and its affiliates and suppliers solely for use in Baxter Products) within the continental


* Omitted; filed separately with the Commission

United States for use in connection with the production of raw materials to be incorporated into products competitive with any Baxter Products, or (ii) except as permitted pursuant to Sections 6.2(a) (sales to SAGE) and 6.2(b) of this Agreement, sell any party (other than Baxter and its affiliates and its suppliers solely for use in Baxter Products) any recycled raw materials produced using the Alliance Technology for use in connection with products competitive with any Baxter Products, unless Stericycle first:

            1. Advises Baxter in writing of the nature of the proposed transaction and the identity of the prospective purchaser or licensee, if any;

            2. Offers such Alliance Technology (and all of Stericycle's rights with respect thereto, including all rights to receive payment of royalties), or at Baxter's option, an exclusive license of such Alliance Technology (subject only to the then existing licenses thereof) to Baxter;

            3. Negotiates in good faith with Baxter concerning Stericycle's offer, provided that, within 30 days after Baxter's receipt of such offer, Baxter notifies Stericycle of Baxter's desire to negotiate concerning such offer; and

            4. Completes the proposed transaction with the proposed purchaser or licensee or another purchaser or licensee (on terms no more favorable to such purchaser or licensee than those offered to Baxter) within 60 days after the earlier of (A) the date of Baxter's notice to Stericycle that Baxter does not desire to acquire the Alliance Technology or an exclusive license thereto, (B) the 30th day after Baxter's receipt of Stericycle's offer, if Baxter does not notify Stericycle of Baxter's desire to negotiate concerning such offer within such 30-day period, and (C) the date of the termination of negotiations between Baxter and Stericycle concerning Stericycle's offer, if, after good faith negotiation for a period of at least 60 days from the date Baxter notifies Stericycle that Baxter desires to negotiate concerning Stericycle's offer, Baxter and Stericycle are unable to reach an agreement concerning the terms of the sale or license of the Alliance Technology to Baxter.

If Baxter does not acquire the Alliance Technology or an exclusive license thereto pursuant to the foregoing offer, the License shall continue on a non-exclusive basis, subject to the forfeiture provisions of Section 7.7(a) of this Agreement.

     4.7. PROTECTION OF THE ALLIANCE TECHNOLOGY. (a) Stericycle shall disclose all developments and inventions resulting from the Alliance Research and Development Program to the Committee for determination of patent potential and authorization of expenditures relating to patentability or other appropriate protection. Stericycle, subject to the direction of the Committee, shall timely take all necessary steps to protect the Alliance Technology and shall not grant any Encumbrances with respect to, or allow any Encumbrances to be placed upon, the Alliance Technology without the approval of the Committee, except the permitted liens set forth in SCHEDULE 4.7 to this Agreement.

     (b) If Baxter and Stericycle (acting through their respective representatives on the Committee) both vote against seeking patent (or other appropriate) protection of any development or invention, such development or invention shall remain Alliance Technology, but Stericycle shall not seek such protection with respect thereto.

     (c) If either Baxter or Stericycle (acting through their respective representatives on the Committee) votes against seeking patent (or other appropriate) protection of any development or invention and the Committee determines that such development or invention IS NOT related to the purposes of the Alliance, the party voting in favor of seeking such protection, at its sole cost and expense, shall have the right to seek such protection. If such party elects to seek such protection (and in good faith prosecutes the patent application (or other appropriate registration or filing) with respect thereto) and reimburses the Alliance Research and Development Fund for the reasonable development costs of such development or invention, such development or invention SHALL NOT be Alliance Technology and the party voting against seeking such protection shall cooperate in all reasonable respects with the prosecution of the patent application (or other appropriate registration or filing) and assign all of its rights in such development or invention to the other party.


SECTION 5. DISPOSAL SERVICES.

     5.1. BAXTER NOT ENGAGED IN COLLECTION, TRANSPORTATION, TREATMENT OR DISPOSAL SERVICES. Without limiting Baxter's obligations under this Agreement, although Baxter's customers may purchase the Disposal Services from Stericycle in connection with the PBDS, Baxter is not, and does not intend to be or become or be deemed to be, engaged in the collection, transportation, treatment or disposal of Infectious Medical Waste, the sale of collection, transportation, treatment or disposal services with respect to Infectious Medical Waste, or the arrangement for the collection, transportation, treatment or disposal of Infectious Medical Waste by virtue of this Agreement or the Alliance and nothing in this Agreement shall be construed to the contrary.

     5.2. STERICYCLE EXCLUSIVITY. Stericycle shall not within the continental United States provide collection, transportation, treatment and disposal services with respect to Infectious Medical waste in connection with any PBDS-Like Product.

     5.3. BAXTER EXCLUSIVITY; EXCEPTIONS. (a) Baxter may offer the PBDS to any customer without also offering the customer the option of selecting the Disposal Services in connection therewith; but, in connection with, or as part of, the PBDS, Baxter shall not offer a customer the option of selecting collection, transportation, treatment and disposal services within the continental United States that are provided by a party other than Stericycle.

     (b) Notwithstanding the foregoing, Baxter may offer its customers the option of selecting collection, transportation, treatment and disposal services in connection with the PBDS provided by a party other than Stericycle: (1) if collection, transportation, treatment and disposal services (which include the recycling of Infectious Medical Waste) are developed by any other party which render the Stericycle recycling process, in Baxter's reasonable judgment, noncompetitive, or (2) with respect to any Baxter customer, if (i) Stericycle does not have the technical or administrative capability to provide the Disposal Services or any administrative services related thereto to such customer, (ii) Stericycle does not have a facility which is reasonably accessible to such customer, or (iii) there is any Law which prevents the transportation of Infectious Medical Waste from such customer's facility to a Stericycle facility.

     5.4. PRICING OF THE DISPOSAL SERVICES; BILLING. (a) During an initial test market period (which will conclude no later than March 31, 1994 or such later date as determined by the Committee) for the Disposal Services, Stericycle shall charge [


                *

                                                                           ].

     (b) At the conclusion of the test market period, Stericycle's charges for the Disposal Services shall be adjusted to [


                          *

                                                                          ].

     (c) So long as the Alliance continues, Stericycle and Baxter shall use their respective good faith reasonable efforts to reduce their respective costs for providing the PBDS and the Disposal Services in connection therewith and Baxter and Stericycle [
    *
                                   ]

     (d)    Stericycle shall invoice Baxter (1) in an amount equal to [
          *                            ]


* Omitted; filed separately with the Commission

[                                               *
                                      ] to Baxter and (2) an amount equal to[
                                         *
          ] (see Sections 5.4(a) and (b) of this Agreement) [

                                   *
                                                               ], or on any such
other basis or at such other times as determined by the Committee. Subject to the right in good faith to dispute the charges reflected on such invoices, the charges reflected on such invoices shall be payable within 30 days after the date of the invoice. As a convenience to Baxter's customers, Baxter's charges for the PBDS and Stericycle's charges for the Disposal Services shall be billed to the customer on a single invoice.

     5.5.   STERICYCLE'S RELATIONSHIP WITH BAXTER'S PBDS CUSTOMERS.  Stericycle
shall [             *          ] with each of Baxter's customers electing the
Disposal Services in connection with the PBDS on terms that are reasonably satisfactory to Baxter and such customer (including indemnification provisions substantially like the indemnification provisions contained in this Agreement (Section 8.1) with respect to the Disposal Services). As soon as practicable after the date hereof, Stericycle shall develop, in consultation with Baxter, a form of customer contract to be used by Stericycle in connection with the Disposal Services. Stericycle shall remove all Infectious Medical Waste from such customer's facility at such times as may be agreed upon by Stericycle and such customer and provide such other services associated with the handling, management, collection, transportation, treatment and disposal of Infectious Medical Waste as such customer may reasonably request. Stericycle shall make available to each of Baxter's customers electing the Disposal Services in connection with the PBDS such service representatives and technical support as Baxter or such customer may from time to time reasonably request.

     5.6. MARKETING SURPORT. (a) Stericycle shall provide marketing, advertising and sales literature concerning its services related to the handling, management, collection, transportation, treatment, disposal and recycling of Infectious Medical Waste in such quantities as may be reasonably requested by Baxter and such other marketing, advertising and sales support as may be reasonably requested by Baxter. If the Committee deems it necessary, Baxter and Stericycle shall jointly develop marketing, advertising and/or sales literature describing the Disposal Services customers may select in connection with the PBDS. In conjunction with the marketing and advertising of the Disposal Services offered in connection with the PBDS, Baxter shall not use or disseminate any literature describing Stericycle's services (other than literature prepared and provided to Baxter by Stericycle) unless Stericycle has in writing consented (which consent shall not be unreasonably withheld) to the use of such literature.


* Omitted; filed separately with the Commission

     (b) Stericycle shall use its reasonable efforts to introduce its current customers to Baxter sales representatives for the purpose of marketing the PBDS to such customers.


SECTION 6. RECYCLING SERVICES.

     6.1. SERVICES; MAXIMIZE RECYCLING. Stericycle shall provide the Recycling Services to Baxter on the terms specified by this Agreement. Baxter and Stericycle shall use their respective good faith reasonable efforts to recycle as much of the materials contained in the Waste Stream as possible. Baxter shall throughout its organization promote the use of recycled materials in Baxter Products.

     6.2. EXCLUSIVITY; EXCEPTIONS. (a) Except as provided in Section 6.2(b) of this Agreement, Stericycle shall grant Baxter and its suppliers exclusive use of all recycled materials processed from the Waste Stream generated by Stericycle's facilities located within the continental United States (excluding those used for the SAGE products and processed using the Stericycle Technology or the technology currently jointly owned by Stericycle and SAGE) for use in Baxter Products.

     (b) If Stericycle produces more recycled material than Baxter requires, subject to Section 4.6(c) of this Agreement, Stericycle may provide such excess materials to other parties for product production, so long as the products in which such materials are used do not compete with any Baxter Product.

     6.3. PRICING. The price to Baxter of recycled raw materials shall be determined as follows:

     (a)    [
                                                            *

                                                                            ]

     (b)    [
                                                            *

                                                                            ]

An example of the operation of the pricing formula is attached hereto as EXHIBIT B.

     6.4. SPECIFICATIONS. The recycled raw materials shall meet the specifications determined by the Committee.

     6.5. TERMS OF SALE. The recycled raw materials shall be sold to Baxter and its suppliers on the terms of Baxter's or such supplier's, as appropriate, standard purchase order.


* Omitted; filed separately with the Commission

SECTION 7. TERM; TERMINATION.

     7.1. INITIAL TERM; RENEWAL TERMS. The initial term of the Alliance shall commence on the date hereof and, unless earlier terminated in accordance with the provisions of this Section 7, shall continue until the fifth anniversary of the date hereof. On such fifth anniversary and on each anniversary thereafter, the term of the Alliance shall be automatically renewed for subsequent one year renewal terms unless the term of the Alliance is earlier terminated in accordance with the provisions of this Section 7 or unless written notice of termination is given by either Baxter or Stericycle at least six months prior to the end of the initial term or any renewal term.

     7.2. TERMINATION BY MUTUAL AGREEMENT. The Alliance may be terminated at any time by the mutual written agreement of Baxter and Stericycle.

     7.3. TERMINATION BY EITHER PARTY. The Alliance may be terminated at any time by either Baxter or Stericycle (the "Terminating Party") by written notice (and, in the case of subsection (a) of this Section 7.3, the passage of the 60-day cure period) to the other party (the "Non-Terminating Party") of the occurrence of any of the following events given within 180 days after the Terminating Party first becomes (or reasonably should have become) aware of such event:

     (a) Any material breach of or default under any provision of this Agreement by the Non-Terminating Party which is not waived in writing by the Terminating Party or remains uncured for a period of 60 days after written notice of such breach or default is given to the Non-Terminating Party by the Terminating Party;

     (b) At any time after the Alliance has been in existence for more than 18 months, less than one-third of Baxter's PBDS customers electing to purchase the Disposal Services in connection with the PBDS; or

     (c)    The Bankruptcy or Dissolution of the Non-Terminating Party.

     7.4. TERMINATION BY BAXTER. The Alliance may be terminated at any time by Baxter by written notice to Stericycle of the occurrence of any of the following events given, in the case of subsections (a) and (d), within 180 days after Baxter first becomes (or reasonably should have become) aware of such event, or, in any other case, at any time after:

     (a)    A Baxter Competitive Event;

     (b) The failure of the Alliance Research and Development Program to result within 18 months after the inception of the Alliance in commercially viable technology for the recycling of such of the Baxter Products in the Waste Stream that are from time to time specified by the Committee into materials suitable for incorporation into such other Baxter Products as are from time to time specified by the Committee in amounts or at a rate as forecast from time to time by the Committee;

     (c) The development by any other party of collection, transportation, treatment and disposal services (which include the recycling of Infectious Medical Waste) which render the Stericycle recycling process, in Baxter's reasonable judgment, noncompetitive;

     (d) The general lack of capacity by Stericycle to satisfy the Disposal Services needs of Baxter's PBDS customers having facilities located in regions serviced by Stericycle, the general dissatisfaction of Baxter's customers with the services provided by Stericycle, or the general lack of capacity by Stericycle to provide to Baxter the types and amounts of recycled raw materials as from time to time specified by the Committee; or

     (e) Baxter determining in its sole and absolute discretion for any reason (whether based on concern about legal liability, reputational damage or otherwise) that it is dissatisfied or uncomfortable in any respect with the management by Stericycle or any of Stericycle's Subcontractors or any party hired or otherwise retained to assist in the provision of the services offered by Stericycle (which if directly hired or retained by Stericycle would have been a Subcontractor) of their respective environmental or employee health and safety related affairs, their respective storage, handling, collection, transportation, treatment or disposal of Infectious Medical Waste or Contaminants, the conditions at any of their respective facilities with respect to environmental or employee health and safety matters, or their compliance (or efforts or attempts to comply) with environmental or employee health and safety Laws.

     7.5. TERMINATION BY STERICYCLE. The Alliance may be terminated at any time by Stericycle by written notice to Baxter of the occurrence of any of the following events given, in the case of subsections (b) and (c), within 180 days after Stericycle first becomes (or reasonably should have become) aware of such event, or, in any other case, at any time after:

     (a) The failure by Baxter (or its suppliers), at any time after the Alliance has been in existence for more than 18 months, to purchase at least the types and amounts of recycled raw materials from the Waste Stream using the Alliance Technology as are from time to time specified by the Committee and are suitable for incorporation in Baxter Products;

     (b) The termination by Baxter pursuant to Section 5.3(b)(1) of this Agreement of Stericycle's exclusivity with respect to the provision of collection, transportation, treatment and disposal services in connection with the PBDS as a result of the development by a party other than Stericycle of collection, transportation, treatment and disposal services (which include the recycling of Infectious Medical Waste) which render the Stericycle recycling process, in Baxter's reasonable judgement, noncompetitive; or

     (c)    A Stericycle Competitive Event.

     7.6. CONSEQUENCES OF EARLY TERMINATION. (a) Any notice of termination of the Alliance given by Baxter pursuant to Section 7.3(a) (as a result of a willful breach or default by Stericycle) or 7.4(a) of this Agreement shall describe the basis upon which Baxter believes that it is entitled to terminate the Alliance pursuant to such Section. If the Alliance is terminated by Baxter pursuant to Section 7.3(a) (as a result of a willful breach or default by Stericycle) or 7.4(a) of this Agreement, promptly upon such termination, Stericycle shall transfer the Alliance Technology and all of Stericycle's rights therein (including all rights to receive royalty payments) to Baxter and thereafter, for a period of 180 days, Baxter shall be entitled to "put" all, but not less than all, of the Stericycle Shares to Stericycle (without the other stockholders having a right to participate in the redemption) at their Liquidation Value plus all accumulated and unpaid dividends thereon (determined in accordance with Stericycle's Charter) through the date of redemption ("Special Redemption Rights"). In connection with the Special Redemption Rights, Stericycle shall pay Baxter the full amount of the redemption price in a single lump-sum cash payment within 45 days after the date of Baxter's written notice to Stericycle of the exercise of the Special Redemption Rights. Contemporaneously with the payment of the redemption price by Stericycle, Baxter shall deliver to Stericycle the certificates representing the Stericycle Shares and a duly executed assignment transferring the Stericycle Shares to Stericycle free and clear of Encumbrances (other than restrictions under federal and state securities laws).

     (b) Any notice of termination of the Alliance given by Stericycle pursuant to Section 7.3(a) (as a result of a willful breach or default by Baxter) or 7.5(c) of this Agreement shall describe the basis upon which Stericycle believes that it is entitled to terminate the Alliance pursuant to such Section. If the Alliance is terminated by Stericycle pursuant to Section 7.3(a) (as a result of a willful breach or default by Baxter) or 7.5(c) of this Agreement, promptly upon such termination, Baxter shall transfer all of its rights in the Alliance Technology to Stericycle (and Baxter's rights to receive payments under Sections 4.6(c) and 9.1(d) of this Agreement shall immediately terminate) and thereafter, for a period of 180 days, Stericycle will be entitled to "call" all, but not less than all, the Stericycle Shares at their Liquidation Value (the "Call Rights"). In connection with the Call Rights, Stericycle shall pay Baxter the full amount of the redemption price in a single lump-sum cash payment within 15 days after the date of Stericycle's written notice to Baxter of the exercise of the Call Rights. Contemporaneously with the payment of the redemption price by Stericycle, Baxter shall deliver to

Stericycle the certificates representing the Stericycle Shares and a duly executed assignment transferring the Stericycle Shares to Stericycle free and clear of Encumbrances (other than restrictions under federal and state securities laws).

     (c) If the Alliance is terminated by Baxter pursuant to Section 7.3(a) (other than as a result of a willful breach or default by Stericycle), 7.3(b), 7.3(c), 7.4(b), 7.4(c), 7.4(d), or 7.4(e) of this Agreement, or by Stericycle pursuant to Section 7.3(a) (other than as a result of a willful breach or default by Baxter), 7.3(b), 7.3(c), 7.5(a), or 7.5(b) of this Agreement, promptly upon such termination, Stericycle shall grant Baxter a License on a non-exclusive basis and, except as provided in Section 7.7 of this Agreement, Baxter WILL NOT be entitled to the Special Redemption Rights and Stericycle WILL NOT be entitled to the Call Rights.

     7.7. POST-TERMINATION FORFEITURE OF RIGHTS TO ALLIANCE TECHNOLOGY; POST-TERMINATION SPECIAL REDEMPTION RIGHTS AND CALL RIGHTS. (a) Provided (except in the case of a termination of the Alliance by Baxter pursuant to Section 7.4(e) of this Agreement) that a Baxter Competitive Event shall not have first occurred, if at any time within 18 months after the termination of the Alliance by Baxter pursuant to Section 7.3(a) (other than as a result of a willful breach or default by Stericycle), 7.3(c), 7.4(b), 7.4(c), or 7.4(e) of this Agreement or the non-renewal of the Alliance by Baxter, a Stericycle Competitive Event occurs, Baxter's rights with respect to the Alliance Technology shall automatically be transferred to Stericycle (and Baxter's rights to receive payments under Sections 4.6(c) and 9.1(d) of this Agreement shall immediately terminate) and, for a period of 180 days after the date Stericycle reasonably should have become aware of such event, Stericycle shall be entitled to exercise the Call Rights.

     (b) Provided that a Stericycle Competitive Event shall not have first occurred, if at any time within 18 months after the termination of the Alliance by Stericycle pursuant to Section 7.3(a) (other than as a result of a willful breach or default by Baxter), 7.3(c) or 7.5(b) of this Agreement or the non-renewal of the Alliance by Stericycle, a Baxter Competitive Event occurs, all of Stericycle's rights with respect to the Alliance Technology (including all rights to receive royalty payments) shall automatically be transferred to Baxter and, for a period of 180 days after the date Baxter reasonably should have become aware of such event, Baxter shall be entitled to exercise the Special Redemption Rights.

     7.8. POST-TERMINATION C00PERATION. Following any termination or non-renewal of the Alliance: (a) Baxter and Stericycle shall cooperate with each other in good faith to, in an orderly manner, notify the PBDS customers which have elected the Disposal Services of the cessation of the Alliance and the effect of such cessation upon such customers and arrange for the transition of the billing of such customers for the Disposal Services; (b) Stericycle shall continue to provide the Disposal Services to such customers on the terms of the contracts between Stericycle and such customers until such time as such customers make other arrangements for the provision of collection, transportation, treatment and disposal services with respect to Infectious Medical Waste; and (c) such customers may terminate their agreements with Stericycle at any time.

     7.9. SURVIVAL OF CERTAIN PROVISIONS OF THIS AGREEMENT. Notwithstanding anything in this Agreement to the contrary, the parties' respective rights and obligations under Sections 2.3, 4.6(d), 5.1, 7.7, 7.8, 7.9, 8, 9.6, 9.7 and 11,
and (except in the case of a termination pursuant to 7.3(a) (as a result of a willful breach or default by Baxter) or 7.5(c)) 4.6(c) and 9.1(d), and (except in the case of a termination pursuant to 7.3(a) (as a result of a willful breach or default by Baxter), 7.4(e) or 7.5(c)) 4.6(a) and 4.6(e), of this Agreement, as well as all payment obligations arising on or before the date of the termination or expiration of the term of the Alliance, shall survive such termination or expiration; provided, however, that the rights and obligations of Baxter and Stericycle with respect to indemnification pursuant to Sections 8.2(a)(4) and (5) and 8.2(b)(3) and (4) of this Agreement shall terminate and cease to be of any further force or effect upon the second anniversary of the termination or expiration of the term of the Alliance and all notices of claims thereunder must be given on or before such second anniversary.

SECTION 8. INDEMNITIES.

     8.1. STERICYCLE DISPOSAL SERVICES INDEMNITY. Without limitation of any other provision hereof and notwithstanding anything in this Agreement to the contrary, from and after the date of this Agreement, Stericycle promptly shall indemnify, defend and hold harmless Baxter and each of its PBDS customers which elect the Disposal Services and each of its and their respective directors, officers, employees and representatives (individually, a "Disposal Indemnified Party") from and against any and all Damages suffered or incurred by a Disposal Indemnified Party resulting from, arising out of, in connection with, or relating to the Disposal Services (including, without limitation, those resulting from, arising out of, in connection with or relating to (a) any actual or alleged violation by Stericycle or any of its Subcontractors of any Laws pertaining to environmental or employee health and safety matters, (b) any release or threatened release of any Contaminant from any facility owned or operated by Stericycle or any of its Subcontractors into the indoor or outdoor environment, or (c) any actual or alleged injury or damage to persons (including any Stericycle employees) or property caused by any actual or alleged acts or omissions of Stericycle or any of its Subcontractors) (any of the foregoing, a "Disposal Matter"), except (1) with respect to any Disposal Indemnified Party, to the extent that any Matter specifically results from, arises out of, is in connection with or relates to the gross negligence or willful misconduct of such Disposal Indemnified Party or any of its directors, officers, employees or representatives, and (2) with respect to any Baxter customer or any director, officer, employee or representative of any Baxter customer, to the extent that any Disposal Matter specifically results from, arises out of, is in connection with or relates to any acts or omissions (other than those taken pursuant to instructions or directions given by Stericycle or any of its directors, officers, employees or representatives and in which the customer is not negligent) of such Baxter customer or any of its directors, officers, employees or representatives.

     8.2. MUTUAL INDEMNITY. (a) Without limitation of any other provision hereof, from and after the date of this Agreement, Stericycle promptly shall indemnify, defend and hold harmless Baxter and each of its directors, officers, employees and representatives (individually, a "Baxter Indemnified Party") from and against any and all Damages suffered or incurred by a Baxter Indemnified Party resulting from, arising out of, in connection with or relating to any of the following (a "Baxter Matter"):

            1. Stericycle's business, assets or properties or the ownership or operation thereof before the commencement, during the duration, or after the termination, of the Alliance (including, without limitation, the Recycling Services or the Alliance Research and Development Program);

            2. Any willful misconduct or gross negligence by Stericycle or any of its directors, officers, employees or representatives in connection with the Alliance;

            3. Any infringement or alleged infringement by any of the Alliance Technology upon the intellectual property rights of any third party (other than any infringement or alleged infringement arising out of (i) Baxter's use of the Alliance Technology or production or sale of Baxter Products using the Alliance Technology in any jurisdiction of which Stericycle has given Baxter written notice that Stericycle in good faith reasonably believes the use of the Alliance Technology or the production or sale of products using the Alliance Technology would infringe upon the intellectual property rights of a specified third party or (ii) Improvements (but only to the extent of such Improvements) developed by Baxter);

            4. Any warranty or representation made by Stericycle in this Agreement being incorrect or untrue at the time made; or

            5. Stericycle's breach of any covenant or agreement made by Stericycle in this Agreement.

Notwithstanding the foregoing, Stericycle shall have no obligation to indemnify, defend or hold harmless any Baxter Indemnified Party with respect to any Baxter Matter specifically resulting from, arising out of, in connection with, or relating to any Baxter Product (which shall not include the Disposal Services in connection with the PBDS or recycled raw materials provided by Stericycle and incorporated in Baxter Products which are defective or which are infectious when provided to Baxter).

     (b) Without limitation of any other provision hereof, from and after the date of this Agreement, Baxter promptly shall indemnify, defend and hold harmless Stericycle and each of its directors, officers, employees and representatives (individually, a "Stericycle Indemnified Party") from and against any and all Damages suffered or incurred by a Stericycle Indemnified Party resulting from, arising out of, in connection with or relating to any of the following (a "Stericycle Matter"):

            1. Baxter's business, assets or properties or the ownership or operation thereof before the commencement, during the duration, or after the termination, of the Alliance;

            2. Any willful misconduct or gross negligence by Baxter or any of its directors, officers, employees or representatives in connection with the Alliance;

            3. Any warranty or representation made by Baxter in this Agreement being incorrect or untrue at the time made;

            4. Baxter's breach of any covenant or agreement made by Baxter in this Agreement; or

            5. Any infringement or alleged infringement by the Alliance Technology upon the intellectual property rights of any third party arising out of Baxter's use of the Alliance Technology or production or sale of Baxter Products using the Alliance Technology in any jurisdiction of which Stericycle has given Baxter written notice that Stericycle in good faith reasonably believes the use of the Alliance Technology or the production or sale of products using the Alliance Technology would infringe upon the intellectual property rights of a specified third party.

Notwithstanding the foregoing, Baxter shall have no obligation to indemnify, defend or hold harmless any Stericycle Indemnified Party with respect to any Stericycle Matter specifically resulting from, arising out of, in connection with, or relating to the Disposal Services or any other Stericycle product or service.

     8.3. INDEMNITY PROCEDURES. An Indemnified Party shall give written notice to the party which is required to provide indemnification hereunder (an "Indemnifying Party") within thirty days from discovery by the Indemnified Party of any claim, demand or suit by a third party which may give rise to a claim for indemnification hereunder (a "Claim"), but the failure to so notify the Indemnifying Party shall not release the Indemnifying Party from any liability hereunder (except to the extent that such failure prejudices the Indemnifying Party with respect to such Claim). The Indemnifying Party shall have the right to defend against any such Claim provided (a) the Indemnifying Party shall, within 20 days after the giving of such notice by the Indemnified Party, notify the Indemnified Party that the Indemnifying Party shall, at its own cost and expense, defend the same, and (b) such defense is instituted and continuously maintained in good faith by the Indemnifying Party. The Indemnifying Party shall not settle any Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party may, if it so elects, designate its own counsel to participate along with counsel selected by the Indemnifying Party in the conduct of such defense, and the Indemnified Party shall, in such event, pay the fees of any counsel so designated by the Indemnified Party. In any event, the Indemnified Party shall be kept fully advised as to the status of such defense. If the Indemnifying Party shall be given notice of a Claim as aforesaid and shall fail to notify the Indemnified Party of its election to defend such Claim within the time and as prescribed herein, or after having so elected to defend such Claim shall fail to institute and continuously maintain such defense in good faith, the Indemnified Party shall have the right to negotiate, settle (unless such settlement involves the admission of guilt by the Indemnifying Party or imposes any injunctive remedy against the Indemnifying Party, in which case, the consent (which shall not be unreasonably withheld) of the Indemnifying Party shall be required) or defend such Claim (a "Rejected Claim") at the Indemnifying Party's cost and expense (including reasonable fees and expenses of the Indemnified Party's counsel) and the Indemnifying Party shall, at the request of the Indemnified Party, cooperate with the Indemnified Party with respect thereto. If the defense of any Claim indemnified against hereunder by the Indemnifying Party shall be unsuccessful or if the Indemnified Party shall have negotiated, settled or defended (successfully or unsuccessfully) any Rejected Claim as aforesaid, then, in any such event, if the Indemnified Party is entitled to indemnification under this Section 8, the Indemnifying Party shall, within 10 days after notice from the Indemnified Party requesting the Indemnifying Party to do so, fully satisfy and discharge the Claim, settlement or Rejected Claim and reimburse the Indemnified Party for all costs and expenses paid or incurred by the Indemnified Party with respect to such Claim, settlement or Rejected Claim to the extent provided in this Section 8.

SECTION 9. OTHER COVENANTS AND AGREEMENTS.

     9.1. NON-U.S. AREAS. (a) Prior to developing any facility in any geographic area outside of the continental United States (a "Non-U.S. Area") or entering into any agreement pertaining to the development of any such facility, Stericycle shall give the Committee written notice of such proposed facility and thereafter shall keep the Committee advised of the progress of the development of such facility.

     (b) Stericycle shall not enter into any agreement with any party granting such party the right to purchase all or any substantial portion of the recycled raw materials produced at any facility located in any Non-U.S. Area, unless Stericycle first:

            1. Advises Baxter in writing of the nature of the proposed transaction and the identity of the prospective purchaser of such recycled raw materials, if any;

            2. Offers Baxter the right to purchase all or such other substantial portion of the recycled raw materials produced by such facility;

            3. Negotiates in good faith with Baxter concerning Stericycle's offer, provided that, within 30 days after Baxter's receipt of such offer, Baxter notifies Stericycle of Baxter's desire to negotiate concerning such offer; and

            4. Completes the proposed transaction with the proposed purchaser or another purchaser (on terms no more favorable to such purchaser than those offered to Baxter) within 60 days after the earlier of
     (A) the date of Baxter's notice to Stericycle that Baxter does not desire to purchase all or such other substantial portion of the recycled raw materials produced by such facility, (B) the 30th day after Baxter's receipt of Stericycle's offer, if Baxter does not notify Stericycle of Baxter's desire to negotiate concerning such offer within such 30-day period, and (C) the date of the termination of negotiations between Baxter and Stericycle concerning Stericycle's offer, if, after good faith negotiation for a period of at least 60 days from the date Baxter notifies Stericycle that Baxter desires to negotiate concerning Stericycle's offer, Baxter and Stericycle are unable to reach an agreement concerning the terms of the purchase of such recycled raw materials.

     (c) Stericycle shall not (i) make the Alliance Technology available (by way of sale, license or otherwise) to any party in any Non-U.S. Area for use in connection with the production of recycled raw materials to be incorporated into hospital or medical products or (ii) enter into any agreement to produce recycled raw materials to be incorporated into hospital or medical products using the Alliance Technology for any party at any facility located in any Non-U.S. Area, unless Stericycle first:

            1. Advises Baxter in writing of the nature of the proposed transaction and the identity of the prospective purchaser or licensee, if any;

            2. Offers Baxter an exclusive license to use the Alliance Technology in such Non-U.S. Area or the exclusive right to purchase the recycled raw materials produced by Stericycle at such facility using the Alliance Technology;

            3. Negotiates in good faith with Baxter concerning Stericycle's offer, provided that, within 30 days after Baxter's receipt of such offer, Baxter notifies Stericycle of Baxter's desire to negotiate concerning such offer; and

            4. Completes the proposed transaction with the proposed purchaser or licensee or another purchaser or licensee (on terms no more favorable to such purchaser or licensee than those offered to Baxter) within 60 days after the earlier of (A) the date of Baxter's notice to Stericycle that Baxter does not desire to acquire an exclusive license to use the Alliance Technology in such Non-U.S. Area or the exclusive right to purchase the recycled raw materials produced by Stericycle at such facility using the Alliance Technology, (B) the 30th day after Baxter's receipt of Stericycle's offer, if Baxter does not notify Stericycle of Baxter's desire to negotiate concerning such offer within such 30-day period, and (C) the date of the termination of negotiations between Baxter and Stericycle concerning Stericycle's offer, if, after good faith negotiation for a period of at least 60 days from the date Baxter notifies Stericycle that Baxter desires to negotiate concerning Stericycle's offer, Baxter and Stericycle are unable to reach an agreement concerning the terms of such license or such purchase.

     (d) If Stericycle, at any time during or after the duration of the Alliance, in a manner permitted by this Agreement makes the Alliance Technology available (by way of sale, license or otherwise) to any party in any Non-U.S. Area for any purpose or sells recycled raw materials produced using the Alliance Technology for any purpose to any party at any facility located in any Non-U.S. Area, Baxter and Stericycle shall share the resulting revenues as follows:

            1. In the case of any sale or licensing of Alliance Technology, Baxter and Stericycle shall share the gross proceeds of such sale (net of the reasonable transaction expenses relate to such sale) or the gross
     licensing income on a [     *     ] and


* Omitted; filed separately with the Commission

            2. In the case of any sale of any recycled raw materials produced using the Alliance Technology, Stericycle shall pay Baxter a
     royalty equal to [         *          ] of Stericycle's gross revenues from
     such sale.

     (e) Stericycle shall not enter into any agreement with any party to provide collection, transportation, treatment, disposal and/or recycling services in any Non-U.S. Area in connection with any PBDS-Like Product, unless Stericycle first:

            1. Advises Baxter in writing of the nature of the proposed transaction and the identity of the party, if any, proposing to offer the PBDS-Like Product;

            2. Offers to provide the Disposal Services to Baxter customers in such Non-U.S. Area in connection with the PBDS or another Baxter product, service or system similar to the PBDS on an exclusive basis;

            3. Negotiates in good faith with Baxter concerning Stericycle's offer, provided that, within 30 days after Baxter's receipt of such offer, Baxter notifies Stericycle of Baxter's desire to negotiate concerning such offer; and

            4. Completes the proposed transaction with the party or another party proposing to offer the PBDS-Like Product (on terms no more favorable to such party proposing to offer the PBDS-Like Product than those offered to Baxter) within 60 days after the earlier of (A) the date of Baxter's notice to Stericycle that Baxter does not desire to provide the Disposal Services to Baxter customers in such Non-U.S. Area in connection with the PBDS or another Baxter product, service or system similar to the PBDS, (B) the 30th day after Baxter's receipt of Stericycle's offer, if Baxter does not notify Stericycle of Baxter's desire to negotiate concerning such offer within such 30-day period, and (C) the date of the termination of negotiations between Baxter and Stericycle concerning Stericycle's offer, if, after good faith negotiation for a period of at least 60 days from the date Baxter notifies Stericycle that Baxter desires to negotiate concerning Stericycle's offer, Baxter and Stericycle are unable to reach an agreement concerning the terms of the provision of the Disposal Services to Baxter customers in such Non-U.S. Area.

     9.2. COMPLIANCE WITH LAWS; PERMITS. Stericycle shall comply with all applicable domestic and foreign, federal, state and local laws, ordinances, rules, regulations, orders and requirements as may be in effect from time to time ("Laws") (including, without limitation, those pertaining to environmental and employee health and safety matters) and make, file, obtain and maintain in force and effect all filings, licenses, permits, approvals, registrations and certifications ("Permits") (including, without limitation,


* Omitted; filed separately with the Commission those pertaining to environmental and employee health and safety matters) which Stericycle is required to make, file, obtain and/or maintain under applicable Laws in connection with the ownership of its assets and properties or the operation of its business (including, without limitation, the Disposal Services and the Recycling Services), except to the extent that any failure to comply with Laws or to make, file, obtain or maintain any Permit could not reasonably be expected to have a material adverse effect upon Stericycle's ability to perform its obligations under this Agreement or any material adverse effect upon Baxter or any of its customers or suppliers.

     9.3. PERIODIC ENVIRONMENTAL AND EMPLOYEE HEALTH AND SAFETY REVIEWS. At least once per year, Stericycle shall perform an audit of its compliance with environmental and employee health and safety Laws. During the first 18 months of the Alliance, Stericycle shall cause an independent third party to perform an audit or audits of its compliance with environmental and employee health and safety laws. The costs to Stericycle of such audits shall be no more than $20,000 with any additional costs to be shared equally by Baxter and Stericycle. Subsequent to the initial 18 month period, similar audits shall be performed as necessary as determined by the Committee. The annual costs shall be borne by Stericycle but Stericycle shall not be required to pay any amount in excess of $10,000 per year; provided, however, this amount may be adjusted from time to time by the Committee if additional facilities are brought on line, or if significant compliance problems are identified. Stericycle shall provide Baxter with a copy of the audit reports resulting from the audits referred to in this
Section 9.3 and an explanation of Stericycle's proposed actions to address any concerns raised by the audits.

     9.4. NO RELEASES OF CONTAMINANTS. Stericycle shall not release any Contaminant into the indoor or outdoor environment in violation of any applicable Laws from any Stericycle facility.

     9.5. NO USE OF BAXTER'S NAME ON PERMITS. Stericycle shall not use or permit Baxter's name to be used or appear on any Permits or other documents related to the Disposal Services, unless otherwise required by applicable Laws (and then only after consultation with Baxter and permitting Baxter to communicate with the appropriate agency concerning such use of Baxter's name).

     9.6. INSURANCE. Stericycle shall maintain during the term of the Alliance and for a period of two years after any nonrenewal or termination of the Alliance such amounts and types of insurance coverage with such insurers as are comparable for established, well-insured and reputable companies in Stericycle's business and are prudent covering Stericycle with respect to matters occurring during the term of the Alliance, but in no event less that the following coverages:

     (a) Pollution Legal Liability in an amount not less than $1,000,00 each loss/$2,000,000 total of all losses with an aggregate annual deductible not to exceed $100,000;

     (b) Comprehensive General Liability in an amount not less than $2,000,000 each occurrence combined single limit for bodily injury and property damage with an aggregate annual deductible not to exceed $10,000 to include:

                 (i)     premises-operations;
                (ii)     products/completed operations;
               (iii)     blanket contractual liability; and
                (iv)     personal injury;

     (c) Comprehensive Automobile Liability for owned, hired and non-owned motor vehicles in an amount not less than $1,000,000 each occurrence combined single limit bodily injury and property damage with an aggregate annual deductible not to exceed $5,000 or, at any time after Stericycle commences directly transporting Infectious Medical Waste or other waste materials (as opposed to engaging Subcontractors to do so), not less than $3,000,000 each occurrence combined single limit bodily injury and property damage with an annual aggregate deductible not to exceed $10,000;

     (d) Workers Compensation, occupational diseases and disability benefits in accordance with applicable statutory requirements without any deductible; and

     (e) Employer's Liability in an amount not less than $1,000,000 with an aggregate annual deductible not to exceed $10,000.

Baxter shall be named as an additional insured on all such insurance policies (excluding Workers' Compensation). Stericycle shall provide Baxter with certificates of insurance evidencing Stericycle's insurance coverage satisfying the foregoing requirements and providing that at least 30 days' written notice shall be provided to Baxter prior to any cancellation, expiration, non-renewal, or material change affecting the insurance coverage, other than the cancellation of such coverage contemporaneously with or after the effectiveness of comparable replacement coverage from a comparable insurer. Notwithstanding the foregoing, the provisions of this Section 9.6 shall not be effective until the 10th business day after the date of this Agreement (on or before which date Stericycle shall deliver to Baxter insurance certificates evidencing the insurance coverage required by this Section 9.6); provided, however, that, during such 10-business day period, Stericycle shall maintain in force and effect the insurance coverages evidenced by the insurance certificates heretofore delivered to Baxter.

     9.7. CONFIDENTIALITY. (a) Subject to Section 11.13 of this Agreement, Baxter, on one hand, and Stericycle, on the other hand, shall not, and shall use their respective reasonable efforts to cause their respective directors, officers, employees and representatives to not: (1) use any information or materials concerning the other party or, except as otherwise contemplated by this Agreement, the Alliance ("Confidential Material") for any purpose other than carrying-out the Alliance; (2) disclose any portion of the Confidential Material to any person, except as reasonably necessary to carry-out the purposes of the Alliance or to protect such party's rights under this Agreement; or (3) make copies of the Confidential Material, except as reasonably necessary to carry-out the purposes of the Alliance or to protect such party's rights under this Agreement.

     (b) Notwithstanding the foregoing, Confidential Material shall not include information that: (1) prior to disclosure was publicly available without restriction on use, disclosure or copying; (2) is or hereafter becomes part of the public domain through no act or failure to act on the part of the disclosing party; (3) heretofore has been or hereafter is made available by the other party to third parties without restriction on use, disclosure or copying; (4) the disclosure of which is consented to in writing by the other party; or (5) the disclosing party reasonably believes it is required by applicable Laws to disclose (but only to the extent of such required disclosure and only to the extent disclosed to the parties to which such disclosure is required to be made).

     9.8. USE OF TRADEMARKS, ETC. Baxter may use Stericycle's trade names, trademarks and service marks in conjunction with the marketing and advertising of the Disposal Services offered in connection with the PBDS (subject to Section 5.6(a) of this Agreement and the reasonable supervision and control by Stericycle of the use of such names and marks). Stericycle may not use Baxter's trade names, trademarks or service marks without Baxter's written consent.

     9.9. ASSIGNMENTS OF INTELLECTUAL PROPERTY RIGHTS. Stericycle shall obtain, and make available to Baxter upon request therefor, appropriate assignments (which are in a form reasonably satisfactory to Baxter) from all employees and independent contractors who participate in or contribute in any manner to the development or invention of patentable subject matter, trade secrets or other proprietary information in connection with, or relating to, the Alliance Research and Development Program.

     9.10. FINANCIAL RECORDS. Stericycle shall maintain financial books and records in accordance with good business practices (and, where appropriate, in accordance with GAAP) and, upon request, permit Baxter to review and inspect such books and records at Stericycle's executive offices during regular business hours to confirm the Research and Development expenditures, Disposal Services charges and Recycling Services charges (and Stericycle's costs therefor).

     9.11. SUBCONTRACTORS. Stericycle shall use its reasonable efforts to obtain contractual agreements from each of its Subcontractors engaged after the date hereof (a) to the effect that such Subcontractor shall (1) comply with all applicable Laws, (2) make, file, obtain and maintain all required Permits, and
(3) give Stericycle written notice of the occurrence in relation to such Subcontractor or the services to be performed by such Subcontractor of any of the events referred to in Sections 9.13(a), (c) and (e) of this Agreement concerning environmental or employee health and safety matters, and (b) which permit Stericycle to terminate the contract if the Subcontractor breaches in any material respect any of the provisions referred to in subsections (a)(1), (2) and (3) of this Section 9.11. In addition, Stericycle shall use its reasonable efforts (without any obligation to pay additional consideration therefor) to obtain contractual indemnification rights from its Subcontractors for the benefit of Stericycle, Baxter, Baxter's customers and their respective directors, officers, employees and representatives on substantially the terms of
Section 8.1 of this Agreement.

     9.12. ACCESS TO STERICYCLE'S FACILITIES. Stericycle shall permit Baxter and its agents and representatives, during normal business hours and with reasonably prior notice, access to Stericycle's facilities for the purpose of inspecting Stericycle's books, records, documents, facilities or operations, making copies of any documents, and interviewing Stericycle's employees, representatives or agents, in each case, related to the Alliance.

     9.13. NOTICE OF CERTAIN EVENTS. Stericycle, promptly after the Stericycle Officers acquire (or reasonably should have acquired) knowledge thereof, shall notify Baxter in writing of any of the following which are connected with, or arising from, any activities, services or operations of Stericycle or Stericycle's Subcontractors in connection with the Disposal Services, the Recycling Services or the Alliance Research and Development Program: (a) any investigation (other than routine audits and plant inspections and visits), warning, citation, indictment, claim, lawsuit or proceeding issued or instituted by any party (including, without limitation, any of the foregoing issued or instituted against or with respect to Stericycle or any of its Subcontractors by any governmental authority relating to any environmental or employee health and safety matter); (b) any claim for personal injury, death or property damage; (c) any notice from any government agency that any Permit required by Stericycle or any of its Subcontractors to perform the Disposal Services, the Recycling Services or the Alliance Research and Development Program has, or may be, withdrawn or denied; (d) any complaint by a Baxter customer; (e) any notice or claim to the effect that Stericycle or any of its Subcontractors is or may be liable to any entity as a result of the release or threat of release of any Contaminant into the outdoor or indoor environment; and
(f) any changes to any existing environmental or employee health and safety Laws, in each case, which could reasonably be expected to have a material adverse effect on the Disposal Services, the Recycling Services or the Alliance Research and Development Program. Notwithstanding the foregoing, Stericycle shall give Baxter written notice of any of the foregoing (other than the event set forth in subsection (f) of this Section 9.13) relating to environmental or worker exposure matters without regard to any materiality qualification.

     9.14. NO INFRINGEMENT. Stericycle shall not knowingly permit the Alliance Technology to infringe any patents, trademarks, service marks, trade names or copyrights of others. Baxter and Stericycle shall each give the other party prompt written notice upon the receipt of any notice of, or after otherwise becoming aware of, any infringement or alleged infringement by the Alliance Technology upon the rights of any third party or any infringement by any third party of any of the Alliance Technology.

     9.15. SAGE ACKNOWLEDGEMENT. As soon as practicable after the date of this Agreement, but in no event later than December 31, 1993, Stericycle shall obtain from SAGE, either in the agreement that is to be negotiated by Stericycle and SAGE or separately, an acknowledgement, that shall be reasonably satisfactory to Baxter, that SAGE does not, and will not by virtue of any currently existing agreement or understanding, have any rights or claim with respect to, or the right to restrict the use of any Stericycle Technology in connection with, the Alliance Technology.

     9.16. LICENSE AGREEMENT. Contemporaneously with the execution and delivery of this Agreement, Baxter and Stericycle shall execute and deliver a license agreement in the form of EXHIBIT C hereto.


SECTION 10.  REPRESENTATION AND WARRANTIES.

     10.1. STERICYCLE'S REPRESENTATIONS. Stericycle hereby represents and warrants to Baxter as follows:

     (a) Stericycle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Stericycle has all necessary corporate power and authority to own and operate all of its properties, assets and rights and conduct and carry on its businesses as currently conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (c) The execution, delivery and performance by Stericycle of this Agreement and the consummation by Stericycle of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Stericycle.

     (d) This Agreement has been duly and validly executed and delivered by Stericycle and is a valid and legally binding obligation of Stericycle which is enforceable against Stericycle in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to creditors rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (e) The execution, delivery and performance of this Agreement by Stericycle and the consummation by Stericycle of the transactions contemplated hereby will not: (1) result in the violation of any provision of the Certificate of Incorporation or By-laws or other organizational or governance document of Stericycle; (2) result in the violation by Stericycle of any Law applicable to Stericycle; or (3) conflict with, or result in the breach, violation or modification of, any term or provision of, or, with or without the passage of time or the giving of notice, or both, constitute a default under, or permit the acceleration of maturity under or the modification of, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, or any other agreement, commitment, document or instrument (including, without limitation, any agreement with SAGE or Afvalverwerking Botlek B.V. "ABV")), or any injunction, writ, order, arbitration award, judgement or decree, or any assignment or Permit to which Stericycle is a party or by which Stericycle or any of its assets or properties are bound, which conflicts, breaches, violations, modifications, defaults or accelerations could reasonably be expected to have a material adverse effect upon Stericycle's ability to perform its obligations under this Agreement or any material adverse effect upon Baxter's rights or liabilities under this Agreement.

     (f) Except as set forth in SCHEDULE 10.1(f) hereto, no consent or approval by, or filing with or notice to, any government authority or third party is required to be obtained, made or given by Stericycle in connection with the execution, delivery and performance by Stericycle of this Agreement or the consummation by Stericycle of the transactions contemplated hereby, except where the failure to obtain any such consents and approvals, make such filings or give such notices could not reasonably be expected to have a material adverse effect upon Stericycle's ability to perform its obligations under this Agreement or any material adverse effect upon Baxter's rights or liabilities under this Agreement.

     (g) Except as set forth in SCHEDULE 10.1(g) hereto, there are no actions, suits, litigation, proceedings, arbitrations, claims, counter-claims, investigations or charges (including, without limitation, any arising under environmental or employee health and safety Laws or with respect to any release or threat of release of a Contaminant into the indoor or outdoor environment) pending against or, to the Stericycle Officers' knowledge (after due inquiry), asserted or threatened against, Stericycle or, to the Stericycle Officers' knowledge (without independent inquiry), any of Stericycle's Subcontractors, at law or in equity in any court or before any arbitration panel or before any federal, state or other governmental agency, department, commission, bureau or instrumentality. Neither Stericycle nor, to the Stericycle Officers' knowledge (without independent inquiry), any Subcontractor is subject to or affected by any injunction, order, judgment, decree or ruling of any court or governmental agency or any unsatisfied judgment or settlement (including, without limitation, any of the foregoing relating to environmental or employee health and safety matters or any release or threat of release of a Contaminant into the indoor or outdoor environment) that could reasonably be expected to have a material adverse effect upon Stericycle's ability to perform its obligations under this Agreement or any material adverse effect upon Baxter's rights or liabilities under this Agreement.

     (h) Except as set forth in SCHEDULE 10.1(h) hereto, Stericycle and, to the Stericycle Officers' knowledge (without independent inquiry), each of Stericycle's Subcontractors (1) is in compliance with all, and not in breach or violation of or default under any, applicable Laws (including, without limitation, any pertaining to environmental and employee health and safety matters); (2) has made, filed, obtained and maintains in force and effect all Permits (including, without limitation, those pertaining to environmental and employee health and safety matters) which such party is required to make, file, obtain and/or maintain under applicable Laws in connection with the ownership of its assets and properties or the operation of its business (including, without limitation, the Disposal Services and the Recycling Services); (3) is in compliance with all of, and not in breach or violation of or default under any of, the terms of such Permits; and (4) is not subject to any pending or, to the Stericycle Officers' knowledge (after due inquiry with respect to Stericycle and without independent inquiry with respect to Stericycle's Subcontractors), threatened, action or proceeding to revoke any such Permit or declare any such Permit invalid, except to the extent that any failure to comply with Laws or to make, file, obtain or maintain any Permit or comply with the terms thereof, or the revocation or invalidation of any Permit could not reasonably be expected to have a material adverse effect upon Stericycle's abilities to perform its obligations under this Agreement or any adverse effect upon Baxter's rights and liabilities under this Agreement.

     (i) None of the facilities that Stericycle currently owns or operates, or any of the facilities that Stericycle owned or operated in the past, is listed or proposed for listing on the

National Priorities List or on the Comprehensive Environmental Response Compensation Liability Information System List or any similar state list of sites that may require remedial action.

     (j) Stericycle has not received any notice or claim to the effect that it is or may be liable as a result of the release or threat of release of any Contaminant into the indoor or outdoor environment.

     (k) Except as set forth in SCHEDULE 10.1(k) hereto, Stericycle owns or has an unrestricted and royalty-free right to use, improve, update, modify, enhance, license, transfer and produce products using all of the intellectual property and intellectual property rights (including, without limitation, all technology, patents, patent rights, copyrights, processes, trade secrets, formulae, formulations, inventions, know-how and computer hardware and software (other than off-the-shelf, shrink-wrapped, commercially available software)) which are currently used by Stericycle or in which Stericycle currently claims any rights and which are or could reasonably be expected to be used or useful in connection with the development of, or as the basis, platform or foundation of or for, the Alliance Technology (including, without limitation, the intellectual property and intellectual property rights associated with Stericycle's processes for recycling polypropylene) (the "Intellectual Property"). Except as set forth in SCHEDULE 10.1(k) hereto, none of the Intellectual Property is subject to any Encumbrances. There are no legal proceedings pending against, or, to the Stericycle Officers' knowledge (after due inquiry), asserted or threatened against or affecting, Stericycle challenging any right or interest of Stericycle in, or the validity, enforceability or ownership of, or in any way affecting, any Intellectual Property. Stericycle has not infringed, and is not now infringing, any patents, trade secrets, trademarks, service marks, trade names, copyrights or any other intellectual property rights of others; and, to the Stericycle Officers' knowledge (without independent inquiry), no person has infringed or is infringing any of the Intellectual Property. Except as set forth in SCHEDULE 10.1(k) hereto, no person, other than Stericycle, owns or controls, has an interest in, or has a claim of ownership or, to the Stericycle Officers' knowledge (without independent inquiry), any other claim, with respect to any Intellectual Property. Stericycle has not engaged, and is not now engaging, in any conduct, acts or omissions that reasonably could be expected to render any rights in any Intellectual Property unenforceable under the equitable doctrine of "misuse" and has never been accused of any such conduct, acts or omissions by any person. Without limitation of the foregoing, neither SAGE nor ABV has, or pursuant to any existing agreement will have, any right or claim with respect to the Alliance Technology and SAGE does not have any right to restrict the use of any of the Stericycle Technology which is or could reasonably be expected to be used or useful in connection with the development of, or as the basis, platform or foundation of or for, the Alliance Technology.

     10.2. BAXTER'S REPRESENTATIONS. Baxter hereby represents and warrants to Stericycle as follows:

     (a) Baxter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Baxter has all necessary corporate power and authority to own and operate all of its properties, assets and rights and conduct and carry on its businesses as currently conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (c) The execution, delivery and performance by Baxter of this Agreement and the consummation by Baxter of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Baxter.

     (d) This Agreement has been duly and validly executed and delivered by Baxter and is a valid and legally binding obligation of Baxter which is enforceable against Baxter in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to creditors rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (e) The execution, delivery and performance of this Agreement by Baxter and the consummation by Baxter of the transactions contemplated hereby will not:
(1) result in the violation of any provision of the Certificate of Incorporation or By-laws or other organizational or governance document of Baxter; (2) result in the violation by Baxter of any Law applicable to Baxter; or (3) conflict with, or result in the breach, violation or modification of, any term or provision of, or, with or without the passage of time or the giving of notice, or both, constitute a default under, or permit the acceleration of maturity under or the modification of, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, or any other agreement, commitment, document or instrument, or any injunction, writ, order, arbitration award, judgement or decree, or any assignment or Permit to which Baxter is a party or by which Baxter or any of its assets or properties are bound, which conflicts, breaches, violations, modifications, defaults or accelerations could reasonably be expected to have a material adverse effect upon Baxter's ability to perform its obligations under this Agreement or any material adverse effect upon Stericycle's rights or liabilities under this Agreement.

     (f) No consent or approval by, or filing with or notice to, any government authority or third party is required to be obtained, made or given by Baxter in connection with the execution, delivery and performance by Baxter of this Agreement or the consummation by Baxter of the transactions contemplated hereby, except where the failure to obtain such consents and approvals, make any such filings or give such notices could not reasonably be expected to have a material adverse effect upon Baxter's ability to perform its obligations under this Agreement or any material adverse effect upon Stericycle's rights or liabilities under this Agreement.

     (g) Baxter is in compliance with all, and not in breach or violation of or default under any, applicable Laws (including, without limitation, any pertaining to government contracts), except to the extent that any failure to comply with Laws could not reasonably be expected to have a material adverse effect upon Baxter's ability to perform its obligations under this Agreement or any material adverse effect upon Stericycle's rights or liabilities under this Agreement.


SECTION 11.  MISCELLANEOUS.

     11.1. ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign this Agreement or its obligations or rights hereunder, in whole or in part, without the prior written consent of the other party. Nothing herein shall be deemed or construed to confer any rights or benefits upon any person or entity that is not a party to this Agreement.

     11.2. ENTIRE AGREEMENT. This Agreement and the EXHIBITS and SCHEDULES hereto and the agreements and other documents referred to or provided for herein represent the entire contract between the parties with respect to the subject matter hereof and thereof superseding all prior agreements with respect thereto (including, without limitation, the letter dated August 3, 1993), and the same shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

     11.3. AMENDMENT. This Agreement shall not be amended or modified except by an instrument in writing signed by each party to be bound thereby, and reciting that the parties thereby intend to so amend or modify this Agreement.

     11.4. EQUITABLE REMEDIES. The parties agree that the breach of certain provisions of this Agreement would cause irreparable harm that could not be remedied by money damages. In the event of a breach, or threatened breach, by either party of Section 4.2, 4.3, 4.6(a), 4.6(b), 4.6(d), 4.6(e), 5.2, 5.3(a),
6.2(a), 7.6(a), 7.6(b), 7.6(c), 7.7, 7.8, 9.1(b), 9.1(c), 9.1(e), 9.5, 9.7, 9.8,
9.10, 9.12, 11.1 or 11.13 of this Agreement, in addition to and without limitation of, any other rights or remedies existing, under this Agreement, at law or in equity, or otherwise, the other party shall be entitled to obtain specific performance, injunctive relief or any other appropriate equitable relief for such breach or threatened breach and shall be entitled to recover all costs (including, without limitation, reasonable attorneys' and accountants' fees) incurred in obtaining such relief and/or enforcing this Agreement.

     11.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which need not contain the signatures of more than one party, but such counterparts taken together will constitute one and the same agreement.

     11.6. NOTICES. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopier or similar electronic media (and confirmed by registered or certified mail), each addressed as follows:

     (a) As to Baxter:                  Baxter Healthcare Corporation
                                        Convertors/ Custom Sterile
                                        Pharmaseal Surgical Division
                                        1500 Waukegan Road, Building K
                                        McGaw Park, Illinois 60085
                                        Attn: President
                                        Telecopy No.: (708) 473-3166

            with copies to:             Baxter Healthcare Corporation
                                        One Baxter Parkway
                                        Deerfield, Illinois 60015-4633
                                        Attn: J. Patrick Fitzsimmons, Esq.
                                        Telecopy No.: (708) 948-3827

                                                  and

                                        Keck, Mahin & Cate
                                        77 West Wacker Drive
                                        Suite 4900
                                        Chicago, Illinois 60601-1693
                                        Attn: Robert Z. Slaughter, Esq.
                                        Telecopy No.: (312) 634-5000

     (b) As to Stericycle:              Stericycle, Inc.
                                        1419 Lake Cook Road
                                        Suite 410
                                        Deerfield, Illinois 60015
                                        Attn: President
                                        Telecopy No.: (708) 945-6583
            with a copy to:             Kirkland & Ellis
                                        200 East Randolph Drive
                                        Chicago, Illinois 60601
                                        Attn: Willard G. Fraumann, Esq.
                                        Telecopy No.: (312) 861-2200

or to such other address or to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or received by telegram, telex, telecopier or similar electronic media or, if mailed, on the second business day next following the date on which it shall have been deposited in the mails.

     11.7. SEVERABILITY. Each section, paragraph, clause, subclause and provision of this Agreement shall be severable from each other and, if for any reason any section, paragraph, clause, subclause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other section, paragraph, clause, subclause or provision of this Agreement. It is intended that any section, paragraph, clause, subclause or provision which is invalid or unenforceable as written be valid and enforceable to the fullest extent possible.

     11.8. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Baxter and Stericycle each hereby consent to the exclusive jurisdiction of, and venue in, any state or federal court within Cook or Lake County, Illinois for all purposes in connection with any action or proceeding relating to this Agreement.

     11.9. CAPTIONS. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

     11.10. WAIVERS AND CONSENTS. Any party to this Agreement may consent to or waive any other party's compliance with the provisions hereof in a writing signed by the party granting such consent or waiver. No party's failure, at any time or times hereafter, to require strict performance by any other party of any provision of this Agreement shall waive, effect or diminish any right of such party thereafter to demand strict compliance and performance therewith. Any waiver by any party, by consent or otherwise, of any undertakings, representations, warranties, conditions, covenants or agreements under this Agreement shall not suspend, waive or effect any other undertakings, representations, warranties, conditions, covenants or agreements under this Agreement, whether the same is prior or subsequent thereto and whether of the same or a different type.

     11.11. REMEDIES CUMULATIVE. All rights of each party hereunder or otherwise available shall be cumulative and, to the extent permitted by law, the election of any right or remedy available to any party under this Agreement, at law or in equity, or otherwise shall not preclude the separate or concurrent election or exercise of any other right or remedy by such party.

     11.12. FORCE MAJEURE. The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages of raw material, government orders or Acts or God, which are reasonably beyond the control of the party obligated to perform.

     11.13. PUBLICITY. Except as otherwise permitted by Section 9.7 of this Agreement, as and to the extent required to carry-out the Alliance, and as required by law or government regulation, neither Baxter nor Stericycle shall make any public announcement or other disclosure of the execution of this Agreement, the commencement of the Alliance, the transactions contemplated hereby, or the terms of this Agreement or any other matter concerning the Alliance without the consent of the other party. Notwithstanding the foregoing, Stericycle without Baxter's consent, may disclose the existence of this Agreement and the terms hereof to any of its lenders and investors (other than Baxter Competitors) to the extent reasonably necessary for such lender or investor to make its investment decision concerning Stericycle and provided that such lender or investor first agrees in writing for the benefit of Stericycle and Baxter to treat all information concerning this Agreement and the Alliance as strictly confidential, not disclose it to any party, and not use it for any purpose other than making such lender's or investor's investment decision concerning Stericycle. In no event shall Stericycle directly or indirectly represent to any party that Baxter endorses Stericycle or any of its products or services.

     11.14. EXPENSES. Baxter shall pay all fees, costs and expenses of Baxter's legal counsel, auditors, accountants, advisors and consultants and all other costs and expenses incurred by Baxter in connection with the transactions contemplated hereby. Stericycle shall pay all fees, costs and expenses of Stericycle's legal counsel, auditors, accountants, advisors and consultants and all other costs and expenses incurred by Stericycle in connection


                               [SIGNATURE PAGE FOLLOWS]
with the transactions contemplated hereby to the effect that none of such fees shall be paid from the Alliance Research and Development Fund.

     IN WITNESS WHEREOF, the parties have duly executed this Alliance Agreement as of the day and year first above written.


BAXTER HEALTHCARE CORPORATION           STERICYCLE, INC.



By: /s/ Joseph L. Damico                 By: /s/ Mark C. Miller
   --------------------------------        -----------------------------------
   Its: Corporate Vice President        Its: President/CEO

                                      EXHIBIT A

                                     DEFINITIONS


    "ABV" shall have the meaning specified in Section 10.1(e) of this Agreement.

    "ACQUIRE CONTROL" shall mean with respect to any party (a) the acquisition by any other party of (1) a majority of the beneficial ownership of the first party's outstanding capital stock, (2) the right to directly or indirectly vote a majority of the first party's outstanding capital stock, or (3) the right to elect a majority of the first party's Board of Directors, or (b) the acquisition by any other party of all or substantially all of the assets or, subject (to the extent applicable) to Section 4.6(e) of this Agreement, rights of the first party related to the Alliance.

    "AFFILIATE" for the purposes of the definition of "Baxter Competitor" or "Stericycle Competitor" and not for any other purpose in this Agreement means with respect to a person or entity, (1) all persons and entities that control the first person or entity, (2) all persons and entities that are controlled by the first person or entity, and (3) all persons and entities that are under common control with the first person or entity. For purposes of this definition, "control" of a person or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of such person's or entity's management or policies, whether through the ownership of voting securities, by contract or otherwise, provided however, that in the event any such person or entity has 200 or more stockholders or owners, "control" shall mean ownership, direct or indirect, of 25% or more of the outstanding voting securities of such person or entity.

    "AGREEMENT" shall mean this Alliance Agreement, dated as of October 12, 1993, between Baxter and Stericycle.

    "ALLIANCE" shall have the meaning specified in Section 2.1 of this Agreement.

    "ALLIANCE RESEARCH AND DEVELOPMENT FUND" shall have the meaning specified in Section 4.4(b) of this Agreement.

    "ALLIANCE RESEARCH AND DEVELOPMENT PROGRAM" shall have the meaning specified in Section 4.1 of this Agreement.

    "ALLIANCE TECHNOLOGY" shall mean (a) the technology, patents, patent rights, copyrights, processes, trade secrets, formulae, formulations, inventions, know-how, computer hardware and software and all other intellectual property and intellectual property rights resulting from the Alliance Research and Development Program, (b) all updates, modifications, improvements and enhancements ("Improvements") thereto developed by either Baxter or Stericycle during the term of the Alliance and (1) if the Alliance is terminated or non-renewed (other than pursuant to

Section 7.3(a) (as a result of a willful breach or default by Baxter), 7.4(e) or 7.5(c) of this Agreement), all Improvements thereto developed by Stericycle during the 18 month period immediately following such termination (2) if the Alliance is terminated or non-renewed (other than pursuant to Section 7.3(a) (as a result of a willful breach or default by Stericycle) or 7.4(a) of this Agreement), all Improvements thereto developed by Baxter during the 18 month period immediately following such termination, and (c) the perpetual, royalty-free, non-exclusive, world-wide right and license to use, in connection with and to the extent necessary to permit the exploitation of Alliance Technology as defined in clause (a) and (b) above, all of the underlying Stericycle Technology related to recycling developed during the term of the Alliance and, if clause (b)(1) above is applicable, the 18 month period immediately following the termination of the Alliance.

    "BANKRUPTCY" shall mean with respect to any party any assignment for the benefit of creditors by such party, the commencement by such party of any proceedings under any bankruptcy, reorganization, insolvency, arrangement, or any similar laws, the commencement of any such proceedings against such party or the appointment of a receiver or trustee with respect to any of such party's assets or properties (which proceeding or appointment shall remain unstayed or undismissed for a period of 30 days) or the insolvency or business failure of such party.

    "BAXTER" shall have the meaning specified in the introduction of this Agreement.

    "BAXTER COMPETITIVE EVENT" shall mean (a) a Baxter Competitor Acquiring Control of Stericycle, (b) Stericycle entering into the business of selling or distributing hospital or medical products or services (other than handling, management, collection, transportation, treatment and disposal services with respect to Infectious Medical Waste and any administrative services ancillary thereto) as part of a PBDS-Like Product, or (c) Stericycle entering into any agreement with any party (other than Baxter) to provide handling, management, collection, transportation, treatment and/or disposal services with respect to Infectious Medical Waste to such party's customers in connection with any PBDS-Like Product offered by such party.

    "BAXTER COMPETITOR" shall mean (a) any party listed on SCHEDULE A-2 to this Agreement, (b) any entity with annual gross revenues in excess of $10,000,000 in any of its three fiscal years immediately preceding the date of any Baxter Competitive Event and which derived at least 25% of its gross revenues during any such fiscal year from business activities represented by any combination of the Standard Industrial Classification Codes listed in SCHEDULE A-2 to this Agreement, and (c) any Affiliate of any of the foregoing.

    "BAXTER INDEMNIFIED PARTY" shall have the meaning specified in Section 8.2(a) of this Agreement.

    "BAXTER MATTER" shall have the meaning specified in Section 8.2(a) of this Agreement.

    "BAXTER PRODUCTS" shall mean products or services manufactured, produced, sold, provided, licensed to others or distributed by Baxter or any of its affiliates.

    "BC" shall have the meaning specified in Section 6.3(a) of this Agreement.

    "BUDGET" shall have the meaning specified in Section 4.4(c) of this Agreement.

    "CALL RIGHTS" shall have the meaning specified in Section 7.6(b) of this Agreement.

    "CLAIM" shall have the meaning specified in Section 8.3 of this Agreement.

    "COMMITTEE" shall have the meaning specified in Section 3.1 of this Agreement.

    "CONFIDENTIAL MATERIAL" shall have the meaning specified in Section 9.7(a) of this Agreement.

    "CONTAMINANT" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 ET SEQ., as amended or hereafter amended, asbestos in any form or condition, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, with respect to which liability or standards of conduct are imposed pursuant to any Law.

    "DAMAGES" shall mean any liability, loss, cost, expense, interest, penalty, fine, amount paid in settlement, judgment or damage (including, without limitation, reasonable attorneys' and accountants' fees), or any suit, claim, allegation or demand of any third party (regardless of the merits thereof).

    "DISPOSAL INDEMNIFIED PARTY" shall have the meaning specified in Section
8.1 of this Agreement.

    "DISPOSAL MATTER" shall have the meaning specified in Section 8.1 of this Agreement.

    "DISPOSAL SERVICES" shall mean the provision by Stericycle (whether directly by Stericycle or by any of Stericycle's Subcontractors or by any other party hired or otherwise retained to assist in the provision of services offered by Stericycle) to Baxter's customers of collection, transportation, treatment and disposal services with respect to, and consultation services concerning the management and handling of, Infectious Medical Waste.

    "DISSOLUTION" shall mean with respect to any party the voluntary dissolution of such party under the laws of the State in which such party is incorporated or the failure of such party to be reinstated within 60 days after any involuntary dissolution of such party under such laws.

    "DIVISION" shall have the meaning specified in the preamble of this Agreement.

    "ENCUMBRANCES" shall mean liens, claims, encumbrances, charges, security interests, options or restrictions of any nature whatsoever.

    "EXCLUSIVITY PERIOD" shall have the meaning specified in Section 4.6(a) of this Agreement.

    "IMPROVEMENTS" shall have the meaning given to such term in the definition of Alliance Technology.

    "INDEMNIFIED PARTY" shall mean a Baxter Indemnified Party, a Disposal Indemnified Party or a Stericycle Indemnified Party.

    "INDEMNIFYING PARTY" shall have the meaning specified in Section 8.3 of this Agreement.

    "INFECTIOUS MEDICAL WASTE" shall mean any waste which is capable of producing or transmitting an infectious disease and which is generated in the diagnosis, treatment, or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of animals, excluding pathological, anatomical, chemotherapeutic or radioactive waste. Infectious Medical Waste is commonly known as "red bag waste."

    "INTELLECTUAL PROPERTY" shall have the meaning specified in Section 10.1(k) of this Agreement.

    "LAWS" shall have the meaning specified in Section 9.2 of this Agreement.

    "LICENCE" shall mean a royalty-free, (subject to the forfeiture provisions of Section 7.7(a) of this Agreement) perpetual, world-wide right and license (a) to use the Alliance Technology for the sole purpose of producing recycled raw materials for use in Baxter Products, (b) to improve, update, modify and enhance the Alliance Technology solely for use in producing recycled raw materials for Baxter Products, (c) to manufacture or produce Baxter Products using the Alliance Technology and to sell or distribute such products, and (d) to sublicense the Alliance Technology to Baxter's affiliates and suppliers to do all of the foregoing; subject only to Stericycle's right to use the Alliance Technology to the extent permitted by this Agreement and to rights to use the Alliance Technology granted to third parties by Stericycle in a manner consistent with, and not in violation of, any provision of this Agreement.

    "LIQUIDATION VALUE" shall have the meaning specified in Stericycle's
Charter.

    "NON-TERMINATING PARTY" shall have the meaning specified in Section 7.3 of this Agreement.

    "NON-U.S. AREA" shall have the meaning specified in Section 9.1 of this Agreement.

    "PBDS" shall mean Baxter's Procedure Based Delivery System under which Baxter will sell and deliver on a "just-in-time" basis to its customers, as a single product system certain of the supplies and services (as selected by the customer) used in a given surgical procedure for a single price on a single invoice, including, without limitation, custom sterile kits, custom nonsterile kits and issue unit of measure components.

    "PBDS-LIKE PRODUCT" shall mean any product, service or system offered by any party (other than Baxter and its affiliates) under which such party sells and delivers to its customers as a single product, service or system certain of supplies and services used in a given surgical procedure (regardless of the setting in which the procedure is performed) for a single price on a single invoice or any product, service or system that is otherwise similar to the PBDS as it is from time to time modified by Baxter.

    "PERMITS" shall have the meaning specified in Section 9.2 of this Agreement.

    "RECYCLING SERVICES" shall mean the processing by Stericycle of materials found in the Waste Stream into recycled raw materials for use by Baxter or its affiliates or suppliers in Baxter Products.

    "REJECTED CLAIM" shall have the meaning specified in Section 8.3 of this Agreement.

    "SAGE" shall mean SAGE, Inc.

    "SC" shall have the meaning specified in Section 6.3(a) of this Agreement.

    "SPECIAL REDEMPTION RIGHTS" shall have the meaning specified in Section 7.6(a) of this Agreement.

    "STERICYCLE" shall have the meaning specified in the introduction of this Agreement.

    "STERICYCLE'S CHARTER" shall mean Stericycle's Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement.

    "STERICYCLE COMPETITIVE EVENT" shall mean (a) a Stericycle Competitor Acquiring Control of Baxter, (b) Baxter entering into the business of providing collection, transportation, treatment, disposal and recycling services with respect to Infectious Medical Waste generated by surgical procedures (regardless of the setting in which such procedures are performed), or (c) Baxter entering into any arrangement with any party (other than Stericycle) to allow such party to offer or provide collection, transportation, treatment and disposal services with respect to Infectious Medical Waste to Baxter's customers in connection with or as a part of the PBDS; provided, however, that a Stericycle Competitive Event shall not be deemed to have occurred for purposes of clause (b) above upon the acquisition by Baxter of any entity which as a part of its business is involved in the provision of collection, transportation, treatment and disposal services with respect to Infectious Medical Waste so long as following any such acquisition (A) Baxter uses its reasonable efforts to divest the portion of such business involved in the provision of collection, transportation, treatment and disposal services with respect to Infectious Medical Waste on reasonable terms and at a reasonable price as soon as practicable (but in no event later than 540 days after such acquisition) and (B) Baxter does not disclose or make any of the Alliance Technology available to the portion of such business involved in the provision of such collection, transportation, treatment and disposal services.

    "STERICYCLE COMPETITOR" shall mean (a) any party listed on SCHEDULE A-5 to this Agreement, (b) any entity with annual gross revenues in excess of $10,000,000 in any of its three fiscal years immediately preceding the date of any Stericycle Competitive Event and which derived at least 25% of its gross revenues during any such fiscal year from business activities represented by any combination of the Standard Industrial Classification Codes listed in SCHEDULE A-5 to this Agreement, and (c) any Affiliate of any of the foregoing.

    "STERICYCLE INDEMNIFIED PARTY" shall have the meaning specified in Section 8.2(b) of this Agreement.

    "STERICYCLE MATTER" shall have the meaning specified in Section 8.2(b) of this Agreement.

    "STERICYCLE OFFICERS" shall mean Stericycle's Chairman, President and Chief Executive Officer, and Vice President - Finance and Chief Financial Officer and, with respect to environmental and employee health and safety matters, Stericycle's Vice President -

Regulatory Affairs, Vice President - Operations and Plant General Managers, or, if Stericycle modifies its organizational structure, the persons holding comparable positions in the modified organizational structure.

    "STERICYCLE SHARES" shall have the meaning specified in the preamble of this Agreement.

    "STERICYCLE TECHNOLOGY" shall mean all of Stericycle's technology, patents, patent rights, copyrights, processes, trade secrets, formulae, formulations, inventions, know-how, computer hardware and software and other intellectual property and intellectual property rights (other than the Alliance Technology) and all Improvements thereto.

    "SUBCONTRACTOR" shall mean any party Stericycle contracts with or hires to treat or transport Infectious Medical Waste or any materials (other than recycled materials sold by Stericycle for use in products) resulting from Stericycle's treatment of Infectious Medical Waste (the "Resultant Materials"), or to dispose of any Infectious Medical Waste or any Resultant Materials either in a landfill, by incineration (including any Sterifuel "customers"), or otherwise.

    "TERMINATING PARTY" shall have the meaning specified in Section 7.3 of this Agreement.

    "WASTE STREAM" shall mean all Infectious Medical Waste processed by Stericycle from all sources (including, without limitation, Infectious Medical Waste from PBDS customers).

                     EXHIBIT B-RECYCLED MATERIALS PRICING EXAMPLE



                      COST BASED FORMULA FOR RECYCLED MATERIALS


    BAXTER                                                           ACTUAL
    STANDARD                                                         COST TO
    COST (BC)           [  *  ]             [  *  ]                  BAXTER
    --------            -------             -------                  ------
    [  *  ]             [  *  ]             [  *  ]                  [  *  ]
    [  *  ]             [  *  ]             [  *  ]                  [  *  ]
    [  *  ]             [  *  ]             [  *  ]                  [  *  ]
    [  *  ]             [  *  ]             [  *  ]                  [  *  ]
    [  *  ]             [  *  ]             [  *  ]                  [  *  ]

    [                                  *                                    ]



* Omitted; filed separately with the Commission

                                                                       EXHIBIT C

                                  LICENSE AGREEMENT


    THIS AGREEMENT made as of October ___, 1993, between Stericycle, Inc., a Delaware corporation ("Stericycle"), and Baxter Healthcare Corporation, a Delaware corporation ("Baxter").

                                    R E C I T A L:

    WHEREAS, Stericycle and Baxter are parties to a certain Alliance Agreement (the "Alliance Agreement") dated as of October ___, 1993;

    WHEREAS, Baxter sells and distributes certain disposable medical and surgical products;

    WHEREAS, Stericycle is engaged in the business of collecting, treating, disposing of and recycling Infectious Medical Waste (as hereinafter defined);

    WHEREAS, pursuant to the Alliance Agreement Stericycle, among other things, agreed to undertake the Alliance Research and Development Program (as defined in the Alliance Agreement) which will be devoted specifically to modifying Stericycle's existing recycling technology to increase the amount of the Baxter Products in the Waste Stream (as hereinafter defined) that can be recycled into materials used in other Baxter Products (as hereinafter defined); and

    WHEREAS, the Alliance Agreement contemplates that, upon the termination of the strategic alliance contemplated thereby (the "Alliance") under certain circumstances or the non-renewal of the Alliance, Baxter will receive a license to use the Alliance Technology (as hereinafter defined) in connection with Baxter Products upon the terms set forth herein;

    NOW THEREFORE, in consideration of the foregoing and of the promises contained in this Agreement, Stericycle and Baxter hereby agree as follows:

    1. DEFINITIONS. For purposes of this Agreement, each of the terms set forth below shall have the meaning specified below:

    "ALLIANCE TECHNOLOGY" shall mean (a) the technology, patents, patent rights, copyrights, processes, trade secrets, formulae, formulations, inventions, know-how, computer hardware and software and all other intellectual property and intellectual property rights resulting from the Alliance Research and Development Program, (b) all updates, modifications, improvements and enhancements ("Improvements") thereto developed by either Baxter or Stericycle during the term of the Alliance and during the 18-month period immediately following the Effective Date (as hereinafter defined) (except Improvements developed by Stericycle following a termination of the Alliance pursuant to Section 7.4(e) of the Alliance Agreement), and (c) the perpetual, royalty-free, non-exclusive, world-wide right and license to use, in connection with and to the extent necessary to permit the exploitation of Alliance Technology as defined in clauses (a) and (b) above, all of the underlying Stericycle Technology (as hereinafter defined) related to recycling developed during the term of the Alliance and the 18-month period immediately following the Effective Date (except Stericycle Technology developed following a termination of the Alliance pursuant to Section 7.4(e) of the Alliance Agreement).

    "BAXTER PRODUCTS" shall mean products or services manufactured, produced, sold, provided, licensed to others or distributed by Baxter or any of its affiliates.

    "DAMAGES" shall mean any liability, loss, cost, expense, interest, penalty, fine, amount paid in settlement, judgment or damage (including, without limitation, reasonable attorneys' and accountants' fees) or any suit, claim, allegation or demand of any third party (regardless of the merits thereof).

    "ENCUMBRANCES" shall mean liens, claims, encumbrances, charges, security interests, options or restrictions of any nature whatsoever.

    "INFECTIOUS MEDICAL WASTE" shall mean any waste which is capable of producing or transmitting an infectious disease and which is generated in the diagnosis, treatment, or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of animals, excluding pathological, anatomical, chemotherapeutic or radioactive waste. Infectious Medical Waste is commonly known as "red bag waste."

    "LAWS" means all applicable domestic and foreign, federal, state and local laws, ordinances, rules, regulations, orders and requirements as may be in effect from time to time.

    "STERICYCLE TECHNOLOGY" shall mean all of Stericycle's technology, patents, patent rights, copyrights, processes, trade secrets, formulae, formulations, inventions, know-how, computer hardware and software and other intellectual property and intellectual property rights (other than the Alliance Technology) and all Improvements thereto.

    "WASTE STREAM" shall mean all Infectious Medical Waste processed by Stericycle from all sources (including, without limitation, Infectious Medical Waste from Baxter customers).

    2. LICENSE. As of the Effective Date, Stericycle hereby grants to Baxter the world-wide right and license (a) to use the Alliance Technology for the sole purpose of producing recycled raw materials for use in Baxter Products, (b) to improve, update, modify and enhance the Alliance Technology solely for use in producing recycled raw materials for use in Baxter Products, (c) to manufacture or produce Baxter Products using the Alliance Technology and to sell or distribute such products, and (d) to sublicense the Alliance Technology to Baxter's affiliates and suppliers ("Sublicensees") to do all of the foregoing; subject only to Stericycle's right to use the Alliance Technology to the extent permitted by the Alliance Agreement and to rights to use the Alliance Technology granted to third parties by Stericycle in a manner consistent with, and not in violation of, any provision of the Alliance Agreement.

    3. ROYALTY. The right and license granted under this Agreement shall be fully paid up and free of all royalties and other charges.

    4. EFFECTIVENESS; TERM. The right and license granted by this Agreement shall automatically (without any further action on the part of any party) become effective (the "Effective Date") as of the date of the expiration of the Alliance as a result of the non-renewal thereof or the date of the termination of the Alliance (other than pursuant to Sections 7.2, 7.3(a) (as a result of any willful breach or default thereof by Baxter or Stericycle), 7.4(a), 7.4(e) or 7.5(c) of the Alliance Agreement, as appropriate, in which case, this Agreement shall not become effective). Subject to the forfeiture provisions of Section 7.7(a) of the Alliance Agreement, the term of this Agreement shall be perpetual and irrevocable.

    5. IMPROVEMENTS. Unless the Alliance is terminated pursuant to Section 7.4(e) of the Alliance Agreement, Stericycle, promptly upon development thereof, shall notify Baxter of all Improvements to the Alliance Technology and, to the extent necessary to exploit the Alliance Technology, to the Stericycle Technology, in either case, developed by Stericycle during the 18-month period immediately following the Effective Date. Baxter, promptly upon development thereof, shall notify Stericycle of all Improvements to the Alliance Technology developed by Baxter during the 18-month period immediately following the Effective Date.

    6. COOPERATION. Without payment of any additional consideration therefor by Baxter, Stericycle in good faith shall cooperate with Baxter in connection with Baxter's practice, application and use of the Alliance Technology and to enable Baxter to exploit the Alliance Technology (including all Improvements that are developed by Stericycle and are part of the Alliance Technology) as, in the manner and to the extent practiced, applied and used by Stericycle at any time during the 18-month period immediately following the Effective Date. Such cooperation shall be limited to: (a) disclosing to Baxter all proprietary information, technical information, specifications, trade secrets, formulae, processes, formulations, inventions, know-how, computer hardware and software, production methods and other information and materials that are required or reasonably desirable to enable Baxter to practice, apply and use the Alliance Technology (including all Improvements that are developed by Stericycle and are part of the Alliance Technology) as, in the manner and to the extent practiced, applied and used by Stericycle at any time during the 18-month period immediately following the Effective Date in connection with the production of recycled raw materials ("Confidential Material"); (b) making such Stericycle personnel as Baxter may reasonably request reasonably available to Baxter for consultation concerning the practice, application and use of the Alliance Technology (including all Improvements that are developed by Stericycle and are part of the Alliance Technology) as, in the manner and to the extent practiced, applied and used by Stericycle at any time during the 18-month period immediately following the Effective Date; and (c) demonstrating the practice, application or use of the Alliance Technology; provided that none of the foregoing shall interfere in any material respect with Stericycle's conduct of its business or the ability of any of Stericycle's employees to perform his or her duties to Stericycle.

    7. CONFIDENTIALITY. (a) Baxter, on one hand, and Stericycle, on the other hand, shall not, and shall use their respective reasonable efforts to cause their respective directors, officers, employees, representatives and (in the case of Baxter) Sublicensees to not: (1) use any Confidential Material for any purpose other than exploiting the Alliance Technology as permitted or contemplated by this Agreement or the Alliance Agreement; (2) disclose any portion of the Confidential Material to any person (other than Sublicensees and parties to which Stericycle is permitted to license or transfer the Alliance Technology under the Alliance Agreement), except as reasonably necessary to exploit the Alliance Technology as permitted or contemplated by this Agreement or the Alliance Agreement or to protect such party's rights under this Agreement; or (3) make copies of the Confidential Material, except as reasonably necessary to exploit the Alliance Technology as permitted or contemplated by this Agreement or the Alliance Agreement or to protect such party's rights under this Agreement.

    (b) Notwithstanding the foregoing, Confidential Material shall not include information that: (1) prior to disclosure by the other party was publicly available without restriction on use, disclosure or copying; (2) is or hereafter becomes part of the public domain through no act or failure to act on the part of the disclosing party; (3) heretofore has been or hereafter is made available by the other party to third parties without restriction on use, disclosure or copying; (4) the disclosure of which is consented to in writing by the other party; or (5) the disclosing party reasonably believes it is required by applicable Laws to disclose (but only to the extent of such required disclosure and only to the extent disclosed to the parties to which such disclosure is required to be made).

    8. PROTECTION OF ALLIANCE TECHNOLOGY. The decision of whether or not to apply for or seek any patent (or other appropriate) protection with respect to any Improvement to the Alliance Technology developed during the 18-month period immediately following the Effective Date shall rest with Stericycle. If Stericycle elects to apply for or seek such patent (or other appropriate) protection, the cost of preparing, filing and prosecuting the application, registration or filing with respect thereto shall be paid by Stericycle. If Stericycle elects not to apply for or seek, or does not diligently prosecute, such patent (or other appropriate) protection with respect to such Improvement, Baxter shall have the right to do so jointly in Baxter's and Stericycle's name. If Baxter elects to apply for or seek such patent (or other appropriate) protection, the cost of preparing, filing and prosecuting the application, registration or filing with respect thereto shall be paid by Baxter and, if Baxter in good faith diligently prosecutes the application, registration or filing with respect thereto, Stericycle shall cooperate in all reasonable respects with such prosecution and assign a 50% undivided interest in Stericycle's rights in such Improvement to the Baxter.

    9. NO INFRINGEMENT; INDEMNITY. Stericycle shall not knowingly permit the Alliance Technology to infringe any patents, trademarks, service marks, trade names or copyrights of others. Baxter and Stericycle shall each give the other party prompt written notice upon the receipt of any notice of, or after otherwise becoming aware of, any infringement or alleged infringement by the Alliance Technology upon the rights of any third party or any infringement by any third party of any of the Alliance Technology. Without limitation of any other provision of this Agreement, from and after the Effective Date: (a) Stericycle promptly shall indemnify, defend and hold harmless Baxter and each of its directors, officers, employees, representatives and Sublicensees from and against any and all Damages resulting from, arising out of, in connection with or relating to any infringement or alleged infringement by the Alliance Technology upon the rights of any third party (other than any infringement or alleged infringement arising out of (i) Baxter's use of the Alliance Technology in any jurisdiction of which Stericycle has given Baxter written notice that Stericycle in good faith reasonably believes the use of the Alliance Technology or the production or sale of products using the Alliance Technology would infringe upon the intellectual property rights of a specified third party or
(ii) Improvements (but only to the extent of such Improvements) developed by Baxter; and (b) Baxter promptly shall indemnify, defend and hold harmless Stericycle and each of its directors, officers, employees and representatives from and against any infringement or alleged infringement by the Alliance Technology upon the intellectual property rights of any third party arising out of Baxter's use of the Alliance Technology or production or sale of Baxter Products using the Alliance Technology in any jurisdiction of which Stericycle has given Baxter written notice that Stericycle in good faith reasonably believes the use of the Alliance Technology or the production or sale of products using the Alliance Technology would infringe upon the intellectual property rights of a specified third party.

    10. NO ENCUMBRANCES. During the 18-month period immediately following the Effective Date, Stericycle shall not grant any Encumbrances with respect to, or allow any Encumbrances to be placed upon, the Alliance Technology without Baxter's approval, except the permitted liens set forth in SCHEDULE 10 to this Agreement. Thereafter, Stericycle shall not grant any Encumbrances with respect to, or allow any Encumbrances to be placed upon, the Alliance Technology which could adversely affect Baxter's rights under this Agreement.

    11. SEVERABILITY. Each section, paragraph, clause, subclause and provision of this Agreement shall be severable from each other and, if for any reason any section, paragraph, clause, subclause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other section, paragraph, clause, subclause or provision of this Agreement. It is intended that any section, paragraph, clause, subc1ause or provision which is invalid or unenforceable as written be valid and enforceable to the fullest extent possible.

    12. EQUITABLE REMEDIES. The parties agree that the breach of this Agreement would cause irreparable harm that could not be remedied by money damages. In the event of a breach, or threatened breach, by either party of any provision of this Agreement, in addition to and without limitation of, any other rights or remedies existing, under this Agreement, at law or in equity, or otherwise, the other party shall be entitled to obtain specific performance, injunctive relief or any other appropriate equitable relief for such breach or threatened breach and shall be entitled to recover all costs (including reasonable attorneys' fees and accountants' fees) incurred in obtaining such relief and/or enforcing this Agreement.

    13. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Baxter and Stericycle each hereby consent to the exclusive jurisdiction of, and venue in, any state or federal court within Cook or Lake County, Illinois for all purposes in connection with any action or proceeding relating to this Agreement.

    14. ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the Sublicensees and their respective successors and assigns; provided, however, that, except in connection with the sublicense of Alliance Technology by Baxter to a Sublicensee, no party hereto may assign this Agreement or its obligations or rights hereunder, in whole or in part, without the prior written consent of the other party. Nothing herein shall be deemed or construed to confer any rights or benefits upon any person or entity (other than the Sublicensees) that is not a party to this Agreement.

    15. ENTIRE AGREEMENT. This Agreement and, to the extent in effect, the Alliance Agreement constitute the entire contract between the parties with respect to the subject matter hereof and thereof superseding all prior agreements (other than, to the extent in effect, the Alliance Agreement) with respect thereto, and the same shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

    16. AMENDMENT. This Agreement shall not be amended or modified except by an instrument in writing signed by each party to be bound thereby, and reciting that the parties thereby intend to so amend or modify this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which need not contain the signatures of more than one party, but such counterparts taken together will constitute one and the same agreement.

    18. NOTICES. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopier or similar electronic media (and confirmed by registered or certified mail), each addressed as follows:

    (a)  As to Baxter:       Baxter Healthcare Corporation
                             Convertors/ Custom Sterile Pharmaseal
                             Surgical Division
                             1500 Waukegan Road, Building K McGaw Park,
                             Illinois 60085
                             Attn: President
                             Telecopy No.: (708) 473-3166

         with copies to:     Baxter Healthcare Corporation
                             One Baxter Parkway
                             Deerfield, Illinois 60015-4633
                             Attn: J. Patrick Fitzsimmons, Esq.
                             Telecopy No.: (708) 948-3827

                                         and

                             Keck, Mahin & Cate
                             77 West Wacker Drive
                             Suite 4900
                             Chicago, Illinois 60601-1693
                             Attn: Robert Z. Slaughter, Esq.
                             Telecopy No.: (312) 634-5000

    (b)  As to Stericycle:   Stericycle, Inc.
                             1419 Lake Cook Road
                             Suite 410
                             Deerfield, Illinois 60015
                             Attn: President
                             Telecopy No.: (708) 945-6583

         with a copy to:     Kirkland & Ellis
                             200 East Randolph Drive
                             Chicago, Illinois 60601
                             Attn: Willard G. Fraumann, Esq.
                             Telecopy No.: (312) 861-2200

or to such other address or to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or received by telegram, telex, telecopier or similar electronic media or, if mailed, on the second business day next following the date on which it shall have been deposited in the mails.

    19. CAPTIONS. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

    IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the day and year first above written.

                                            STERICYCLE, INC.

                                            By:
                                               -------------------------------
                                            Title:
                                                  ----------------------------


                                            BAXTER HEALTHCARE CORPORATION


                                            By:
                                               -------------------------------
                                            Title:
                                                  ----------------------------



EXHIBIT.C

                            SCHEDULE 4.7 - PERMITTED LIENS


1. Liens for taxes, assessments or other government charges or levies either not yet due and payable or being contested in good faith by the Company.

2. Liens imposed by law (including, without limitation, mechanic's, materialman's, landlord's, employee's, supplier's, warehouseman's and carrier's liens) and other like liens arising by mandatory provision of law securing obligations incurred in the ordinary course of business which either are not yet overdue or are being contested in good faith by the Company.

3. Liens arising by reason of any judgment, decree or order of any court, so long as such liens are adequately bonded, any legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired.

                      SCHEDULE 10.1(f) - CONSENTS AND APPROVALS


1. Certain consents from Stericycle's stockholders to Baxter's equity investment in the Company and the related amendment of Stericycle's certificate of incorporation are required to consummate Baxter's investment. See Exhibits C-1, C-2 and C-3 to the Class E Preferred Stock Purchase Agreement dated as of October 12, 1993 between Stericycle and Baxter.

                            SCHEDULE 10.1(g) - LITIGATION

1. Stericycle is party to a lawsuit styled STERICYCLE. INC. V. BROWNING-FERRIS INDUSTRIES, INC. -- CASE NO. CV 93-1900 DT (EX), which lawsuit is summarized on the attachment hereto.

2. Stericycle is currently trying to obtain authority from the Washington Utilities & Transportation Commission ("WUTC") for medical waste collection and transportation services in support of Stericycle's Morton, Washington medical waste treatment plant. On September 16, 1993 WUTC issued an order relating to Stericycle's application to the WUTC, which order, together with a summary thereof, is attached hereto.

3. Stericycle is party to a lawsuit styled WASHINGTON WASTE MANAGEMENT ASSOCIATION, ET AL V. WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION, ET AL relating to the WUTC proceedings described in item 2 above. The status of such lawsuit as of August 10, 1993 is summarized in the letter of Garvey, Schubert & Barer attached hereto. See also the September 16, 1993 WUTC order attached hereto.

4. Stericycle of Arkansas, Inc. is subject to a Consent Administrative Order of the Arkansas Department of Pollution Control and Ecology dated May 22, 1992 regarding wastewater treatment.

                                     [LETTERHEAD]


VIA FAX: 708-945-6583                                PRIVILEGED AND CONFIDENTIAL

                                    AUGUST 4, 1993

Ms. Mary Ann Boyle
Stericycle, Inc.
1419 Lake Cook Road, Suite 410
Deerfield, Illinois 60015

         Re: STERICYCLE, INC. V. BROWNING-FERRIS INDUSTRIES, INC. -- CASE NO. CV 93-1900 DT (EX)

Dear Ms. Boyle:

         In accordance with your request, I will summarize herein the nature and status of the litigation now pending in the United States District Court in Los Angeles, California between plaintiff Stericycle, Inc. ("Stericycle") and defendant Browning-Ferris Industries, Inc. ("BFI").

         Plaintiff Stericycle's Complaint, filed on April 1, 1993, alleges that defendant BFI has been engaged in an attempt to monopolize and has monopolized the infectious medical waste management industry in the United States, and certain geographic submarkets thereof, in violation of Section 2 of the Sherman Act (15 U.S.C. Section 2). Stericycle further alleges that BFI has engaged, INTER ALIA, in the following anticompetitive conduct: 1) BFI has interfered with, obstructed and opposed Stericycle's efforts to gain acceptance in the marketplace and its ability to obtain permits/licenses; 2) BFI has embarked on a "scare tactics" program consisting of a series of intentionally false and misleading statements and misrepresentations to the public and customers regarding Stericycle and its business operations; and 3) BFI has pursued a below-cost and discriminatory pricing program to eliminate Stericycle as a competitor.

         Plaintiff Stericycle also alleges that defendant BFI's false, misleading and deceptive statements and practices

Ms. Mary Ann Boyle
Stericycle, Inc.
August 4, 1993
Page 2


constitute violations Of Section 43(a) of the Federal Lanham Act (15 U.S.C.
Section 1125(a)) and amount to trade libel. Finally, Stericycle alleges that BFI's predatory and anticompetitive practices establish claims for California state law unfair competition and tortious interference with contractual relations and prospective economic advantage.

         Plaintiff Stericycle throughout the lawsuit seeks to recover treble its actual damages, punitive damages, costs of suit and attorneys' fees. Stericycle also seeks relief in the form of an injunction prohibiting BFI from continuing its anticompetitive practices.

         On May 21, 1993, defendant BFI filed a "knee-jerk" retaliatory counterclaim against Stericycle consisting of two purported causes of action. In its first claim, BFI alleges that Stericycle has violated Section 43(a) of the Lanham Act (mimicking Stericycle's claim) by engaging in a false and misleading advertising and promotional campaign to portray itself as an environmentally sensitive medical waste recycler to the purported detriment of BFI. In its second claim, BFI alleges that Stericycle has engaged in unfair competition in violation of Section 17203 of the California Business and Professions Code.

         On July 26, 1993, the Court held a Mandatory Status Conference. At that hearing the Court set a trial date for September 14, 1994, and ordered that all discovery be completed by June 3, 1994. The parties are currently in the process of exchanging documents and subpoenaing documents from third parties.

         If you have any questions or need additional information concerning the litigation, please feel free to contact me.

                                       Very truly yours,

                                       /s/Donald R. Pepperman

                                       DONALD R. PEPPERMAN

DRP/dc
cc: Mr. Jack Schuler

                                      Office of
                                     Boyd Hartman

            BEFORE THE WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION


In re Application GA-75154 of          )    ORDER M. V. G. NO. 1657
                                       )
RYDER DISTRIBUTION RESOURCES,          )    HEARING NO. GA-75154
INC.                                   )
                                       )
for a Certification of Public          )    ORDER ON RECONSIDERATION
Convenience and Necessity to           )    ACCEPTING FILING ON
operate motor vehicles in              )    REDOCKETING; EXTENDING
furnishing Solid Waste                 )    STAY
Collection Services                    )
 . . . . . . . . . . . . . . . . . . .  )

         This is an application for authority to transport biohazardous wastes for collection or disposal in specified territory under contract with Stericycle, Inc. The Commission entered an order denying the application but staying its terms and giving the principals leave to modify their relationship and to redocket the application as one for common carriage. The principals made a filing within the allowed time that fell outside the terms of the order, and the Commission entered an order lifting the stay to allow review.

         Now, on reconsideration, of the latter order, the applicant and the shipper ask the Commission to allow the rearrangement of relationships(1) and the redocketing(2) that the Commission previously authorized. Commission Staff opposes the petition.(3)

- --------------------
    (1)The applicant, now known as Ryder Dedicated Resources, Inc., (Ryder) asks leave to withdraw. The supporting contract shipper, now known as Stericycle, Inc., (Stericycle) asks leave for substitution as successor, and addresses the issues on reconsideration. Substitution should be allowed.

    (2)An amended application is submitted for contract carrier authority.

    (3)BFI, another carrier of biohazardous wastes within the state, admits that it is not a party but nonetheless submits an answer. The Commission does not consider that document; BFI does not show that it or any predecessor in interest has party status. It claims an interest in the determination of whether the proposed application should be considered new or amended. Allowing amendment is within the context of this proceeding and a non-party may not participate. A potential party's participation in a new or redocketed application would begin only after the application is docketed and a protest is filed. Therefore, considering BFI's pleading would be improper.

ORDER M. V. G. NO. 1657                                                   PAGE 2


         Commission Staff's principal concern lies in the area of notice to affected carriers and allowing them the opportunity to participate. The Commission believes that its docketing procedures afford those protections irrespective of whether the application is deemed new or whether it is deemed amended. In either event, the amended application will be placed on the Commission's docket and published, so persons affected by the amendment will have the opportunity to protest the amended application and to participate in the hearing. Counsel fears that the result of the amendment might be the mere substitution of names on the application; that is not the case.

         Neither succession nor redocketing is a new concept. A carrier's successor in interest, following a transfer proceeding, may succeed to its predecessor's interest in pending applications. The transfer proceeding affords potential protestants the same opportunity to explore fitness of the transferee that would be afforded in an amended and redocketed application.

         The Commission has also authorized redocketing of contract carrier applications when it has appeared during the course of a proceeding that the applicant has not applied for authority that matches the nature of the service it wishes to perform.

         This action is neither inconsistent with the goal of finality of proceedings nor a guarantee that authority will be granted. As to the former, the parties appear to agree that an application will be presented and litigated no matter what the form -- i.e., whether the application is redocketed or newly docketed. In the Commission's judgment, in this proceeding, it is preferable that the initial application be redocketed. Relevant factors include the principals' apparent good faith belief that Ryder's original applications for temporary and permanent authority were consistent with law, the findings of the initial and final orders regarding public support and need for the proposed service, Stericycle's decision to enter the market based on market conditions at a point in the past, and the principals' apparent good faith belief that their submission complied with the terms of the Commission's January order. The Commission will base its decision upon the entire record when remaining phases of the application process are concluded.

         The Commission generally limits reconsideration to errors of law in an order or to matters of fact that are newly discovered that were not within the petitioner's responsibility to know at the time of the initial proceeding. Here, no party challenges reconsideration for the purposes sought. Now that an application is submitted that appears on its face to fall within

ORDER M. V. G. NO. 1657                                                   PAGE 3

parameters contemplated in the Commission's January order, the Commission sees no overriding reason to reject it on procedural grounds. Instead, granting reconsideration and accepting the amended application have the potential to reduce the scope of litigation and to simplify the proceeding without abridging the parties' rights to explore and to challenge the amended application. Redocketing will also allow participation by parties who did not protest the initial application. The Commission's approach appears to be that which is most consistent with the public interest.


         For the reasons stated in this Order, the Commission grants reconsideration and orders that the amended application, reflecting Stericycle's succession as applicant and the change from contract to common carriage, be redocketed forthwith to allow protests by persons who did not protest the initial application based on the identity of the applicant or the nature of the transportation. The stay of the January 25, 1993 Order should be extended to permit resolution of any issues relating to the amended application.

                                      O R D E R

         THE COMMISSION grants reconsideration of its Order of July 26, 1993, accepts the amended application in which Stericycle proposes to succeed to Ryder's interest in the application and to amend it to seek common carrier authority, and orders that the application be redocketed for protest and such further proceedings may be required.

         IN SO DOING, The Commission extends the stay imposed in its January 25, 1993 Order, pending resolution of any issues relating to the amended application.

         DATED at Olympia, Washington and effective this 15th day of September 1993.

                  WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION


                                            /s/Richard D. Casad
                                            RICHARD D. CASAD, Commissioner

                                            /s/Richard Hemstad
                                            RICHARD HEMSTAD, Commissioner

                       EFFECT OF SEPTEMBER 16, 1993 WUTC ORDER
                            ON STERICYCLE/RYDER OPERATIONS

1. The new Order grants Stericycle of Washington's petition for reconsideration of the Commission's July 26 Order. The new Order:

    (a) substitutes Stericycle for Ryder for purposes of further proceedings on the application for permanent authority originally initiated by Ryder;

    (b) allows Stericycle to convert the application for permanent authority from an application for contract carrier authority to an application for common carrier authority;

    (c) stays indefinitely the Commission's Order of January 25, 1993, denying Ryder's application for permanent authority; and

    (d) permits Ryder to continue providing service to Stericycle, Inc. and its customers under the temporary authority granted to Ryder in late 1991 at the startup of Stericycle operations.

2. The new Order requires the original Ryder permanent application to be redocketed in Stericycle's name and as amended. A new notice must be given to interested parties and additional protests must be accepted based on this new notice. Further proceedings on the redocketed application will be required in many respects like those required for a new application. The extent of those proceedings and who may participate in them will be matters resolved in the first instance by the hearing officer to whom the redocketed case is assigned.

3. Stericycle of Washington will take over all regulated transportation functions now performed by Ryder when and if permanent common carrier authority is granted. In the interim, Ryder may continue to serve Stericycle, Inc. and Stericycle customers.

4. The continuing validity of the Ryder temporary authority is the subject of proceedings now pending in the Washington Court of Appeals. Oral argument should be scheduled in this case sometime between April 1 and September 30, 1994. A decision by the Court can be expected any time within a year after oral argument. We believe that it is probable that Stericycle will prevail before the Court of Appeals. However, it is possible that the Ryder TA could be invalidated by the Court of Appeals before the Commission has completed action on Stericycle's application for permanent authority. Other legal challenges to the Ryder TA are possible, based on recent actions by the Commission.

                                     [LETTERHEAD]

                                   AUGUST 10, 1993


Ms. Mary Ann Boyle                                                VIA FAX
Corporate Accounting                                              (708) 945-6583
Stericycle, Inc.
1419 Lake Cook Road
Deerfield, Illinois 20015

    RE:  LITIGATION PENDING IN WASHINGTON STATE

Dear Mary Ann:

    Pursuant to your request, this letter will describe the litigation pending in Washington state to which Stericycle, Inc. is a party and for which our firm has been responsible.

    The only such case is WASHINGTON WASTE MANAGEMENT ASSOCIATION, ET AL. V. WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION, ET AL., Superior Court for the State of Washington/Thurston County, Cause No. 92-2-00300-4, involving the unique Washington legal and regulatory scheme governing the collection and transportation of solid waste, including medical waste. This case is an outgrowth of proceedings before the Washington Utilities and Transportation Commission (WUTC), which must grant operating authority to any company which wishes to engage in regulated solid waste collection and transportation in Washington. In proceedings before the WUTC, Ryder Distribution Resources sought temporary authority to operate as a contract carrier of medical waste under contract with Stericycle, Inc. The WUTC granted temporary operating authority to Ryder in December 1991 (reaffirmed in January 1992), pending action on Ryder's related application for permanent operating authority. Competitors of the Ryder/Stericycle sought judicial review of the WUTC's grant of temporary authority to Ryder by filing petitions for review with the Thurston County Superior Court, arguing (among other things) that Stericycle was acting as a common carrier and should be required to obtain common carrier operating authority and submit to regulation by the WUTC. Ryder immediately intervened in that action.

Ms. Mary Ann Boyle
August 10, 1993
Page 2


    On October 29, 1992, the Superior Court issued a Letter Opinion holding that the WUTC's grant of temporary authority to Ryder was invalid. Shortly thereafter, Stericycle, Inc. filed motions to intervene, for stay and for reconsideration. On November 20, 1992, the Superior Court entered an order permitting Stericycle to intervene and a Final Order finalizing the decision announced in the Letter Opinion. The Court also entered an order staying its Final Order pending a hearing on motions for reconsideration filed by Stericycle and Ryder. On December 21, 1992, the Superior Court denied the motions for reconsideration but granted a further stay of its Final Order until February 1, 1993.

    Ryder and Stericycle appealed the decision of the Superior Court to the Washington Court of Appeals, Division II, and immediately sought a stay of the Superior Court's decision from the Court of Appeals. By order dated January 29, 1993, the Court of Appeals granted a stay of the Superior Court's Final Order pending resolution of the appeal or a final decision of the WUTC on Ryder's application for permanent operating authority, whichever might first occur.

    The appeal is still pending before the Court of Appeals.

    On January 25, 1993, the WUTC issued a final decision (Order M.V.G. No.
1596) finding that there was a need for the Stericycle/Ryder service and that existing carriers did not provide equivalent service, but denying Ryder's application for permanent contract carrier authority. In its order, the Commission suggested that Stericycle and/or Ryder were operating as common carriers and should reformat their joint service as common carrier service. The Commission then stayed that action to permit reorganization of the Stericycle/Ryder service to meet the Commission's requirements. That stay continued in effect until July 26, 1993, when the WUTC served a subsequent order (Order M.V.G. No. 1646) rejecting a reorganized operating format proposed by Stericycle and Ryder and terminating the stay.

    The Stericycle service continues under Ryder's temporary authority pending expiration of a 30-day "grace period" informally allowed by the WUTC prior to the enforcement of its orders. Stericycle and Ryder have filed petitions for reconsideration, asking that the Commission's stay of its January 25, 1993 order be reinstated pending further efforts by Stericycle to reorganize its business to meet the Commission's requirements. Those petitions are pending.

Ms. Mary Ann Boyle
August 10, 1993
Page 3


    The status of the stay of the Superior Court's order granted by the Court of Appeals is unclear. To date, the parties have treated the Commission's stay of its January 25 order as continuing in effect for the 30-day "grace period" which began on or about July 26, 1993. It is possible that this "grace period" will be extended by the filing of the petitions for reconsideration.

    On August 3, 1993, Stericycle of Washington, Inc., a wholly owned subsidiary of Stericycle, Inc., filed an application for permanent authority to operate as a common carrier of medical waste, serving the Stericycle medical waste treatment facility in Morton, Washington. Final Commission action on this application could take up to a year or more.

    On August 10, 1993, Stericycle of Washington, Inc. filed an application for temporary common carrier authority pending final Commission action on its application for permanent authority. Final Commission action on Stericycle of Washington's application for temporary authority should be completed within 40 days. We believe that the common carrier operations proposed by Stericycle of Washington will probably satisfy the Commission's requirements.

    If the WUTC grants reconsideration of its July 26, 1993 Order and reinstates the stay or seeks comments on these requests from interested parties, the status quo should continue at least pending final Commission action on Stericycle of Washington's application for temporary operating authority. If the Commission denies reconsideration, we will argue that there should be a new 30-day "grace period" from that date.

    Nevertheless, a gap could arise between the termination of the "grace period" for the July 26 order and Commission action on Stericycle's application for temporary authority. In that event, Stericycle would have several options, including temporarily transporting its customers' waste to treatment facilities outside the state or attempting private carriage. However, we are optimistic that Stericycle of Washington's application for temporary common carrier authority will be granted before Ryder's existing temporary authority is finally invalidated, so that these options need not be tested.

    Please let me know whether you need any additional information.

Ms. Mary Ann Boyle
August 10, 1993
Page 4


Very truly yours,

GARVEY, SCHUBERT & BARER


By  /s/Stephen B. Johnson

    Stephen B. Johnson

cc: Richard Shea

                   SCHEDULE 10.1(h) - COMPLIANCE WITH LAW; PERMITS

1.  See Schedule 10.1(g), Item 2.

                       SCHEDULE 10.1(k) - INTELLECTUAL PROPERTY

1. Stericycle's use of the Intellectual Property is subject to restrictions under applicable laws (including common law) and regulations regarding patents, trademarks and other items of Intellectual Property.

2. SAGE, Inc. has joint ownership in certain Stericycle assets which have been or may be developed by Stericycle pursuant to Section 8 of that certain letter agreement dated November 11, 1992 between SAGE, Inc. and Stericycle.

3. The Illinois Institute of Technology Research Institute ("IITRI") has claimed, in letters to Stericycle, all rights to the radio frequency heat tunnel technology (the "RF Technology") formerly used by Stericycle in processing medical waste. On May 5, 1989, Stericycle signed a license and royalty agreement (the "Royalty Agreement") with IITRI granting Stericycle rights to commercially apply the RF Technology to the field of medical waste treatment. The Royalty Agreement may require IITRI and Stericycle to determine a royalty rate to be paid by Stericycle on each pound of medical waste processed by Stericycle using the RF Technology. The parties have not successfully negotiated such a rate and no negotiations have taken place for over a year. Stericycle believes it has made adequate reserves in its financial statements for any royalty that may be due IITRI. Stericycle no longer uses the RF Technology in its business.

                                     SCHEDULE A-2


         NAMED COMPETITORS

         Abbott
         AMSCO
         Colonial Medical Supply
         Custom Pack Manufacturers
         DeRoyal Industries
         Durr Fillauer
         General Medical Supply
         Johnson & Johnson
         Kimberly Clark
         Maxxim
         Medline Industries
         Owens & Minor
         Professional Hospital Supply
         Southwest Medical Packaging
         Stuart
         Steril Concepts
         Steril Designs

         STANDARD INDUSTRIAL CLASSIFICATION CODES (1987 Version)

    Any of the following related to the sale of hospital or medical products or services to hospitals or clinics, including without limitation, physician offices, nursing homes, alternative care facilities, laboratories involved in the collection of blood or plasma, pathology laboratories and designated distributors of corporately-manufactured products:


         2819   Industrial inorganic chemicals, not elsewhere classified

         2833   Medicinal chemicals and botanical products

         2834   Pharmaceutical preparations

         2835   In vitro and in vivo diagnostic substances

         2836   Biological products, excluding diagnostic

         3069   Fabricated rubber products, not elsewhere classified

         3081   Unsupported plastics film & sheet

         3082   Unsupported plastics profile shapes

         3083   Laminated plastics plate & sheet

         3085   Plastics bottles

         3087   Custom compounded purchased resins

         3089   Plastics products, not elsewhere classified

         3231   Glass products, made of purchased glass

         3821   Laboratory apparatus and furniture

         3826   Analytical instruments

         3829   Measuring and controlling devices, not elsewhere classified

         3841   Surgical and medical instruments and apparatus

         3842   Orthopedic, prosthetic, and surgical appliances and supplies

         3844   X-ray apparatus and tubes and related irradiation apparatus

         3845   Electromedical and electrotherapeutic apparatus

         5047   Medical and hospital equipment

         5048   Ophthalmic goods

         5049   Professional equipment, not elsewhere classified

         5122   Drugs, drug proprietaries, and druggists' sundries

         5131   Piece goods, notions and other dry goods

         5162   Plastics materials & basic shapes

         5169   Chemicals & allied products, not elsewhere classified

         8092   Kidney dialysis centers

         8099   Health and allied services, not elsewhere classified

                         SCHEDULE A-5 - STERICYCLE COMPETITOR


1.  NAMED COMPETITORS






    [                                  *                                      ]







2.  SIC CODES

    Any of the following related to the handling, management, collection, transportation, treatment or disposal of Infectious Medical Waste:

    4212 - Local Trucking Without Storage
    4213 - Trucking, Except Local
    4953 - Refuse Systems


*  Omitted; filed separately with the Commission